Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

KFORCE GOVERNMENT HOLDINGS INC.,

A FLORIDA CORPORATION,

KFORCE INC.,

A FLORIDA CORPORATION,

RDI SYSTEMS, INC.,

A TEXAS CORPORATION,

THE SHAREHOLDERS SIGNATORY HERETO

AND

NANCY R. KUDLA, AS

COMPANY SHAREHOLDER REPRESENTATIVE

DATED AS OF

DECEMBER 2, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
ARTICLE II SALE OF STOCK		1
2.1	Sale of Stock.	1
2.2	Purchase Price; Payment.	2
2.3	Purchase Price Adjustment.	2
2.4	Closing Date.	5
2.5	Further Assurances.	5
2.6	Access to Books and Records following Closing; Shareholders’ Access.	5
2.7	Company Shareholder Representative.	5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Organization and Qualification; Subsidiaries.	8
3.2	Capitalization; Ownership of Stock.	9
3.3	Authorization and Validity of Agreement.	9
3.4	Consents and Approvals.	10
3.5	No Violation.	10
3.6	Financial Statements.	10
3.7	Compliance with Law; Licenses and Permits.	11
3.8	Environmental Compliance.	11
3.9	Absence of Certain Changes.	12
3.10	No Undisclosed Liabilities.	14
3.11	Litigation.	14
3.12	Employee Benefit Matters.	14
3.13	Taxes.	16
3.14	Real Property.	19
3.15	Material Contracts.	20
3.16	Employees.	21
3.17	Labor Matters; Compliance.	22
3.18	Insurance; Surety Bonds.	22
3.19	Intellectual Property.	23
3.20	Books and Records.	25
3.21	Certain Payments.	25
3.22	Relationships with Related Persons.	25
3.23	Brokers and Finders.	25
3.24	Directors and Officers.	26
3.25	Bank Accounts.	26
3.26	Accounts Receivable.	26
3.27	Government Contracts.	26
3.28	Title to Assets.	31
3.29	Power of Attorney.	31
3.30	Customers and Suppliers.	31
3.31	Disclaimer of Additional Representations.	31
3.32	Disclosure.	31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		32
4.1	Organization of Certain Shareholders.	32

i

4.2	Authorization.	32
4.3	Execution and Validity.	32
4.4	Consents and Approvals; No Violations.	32
4.5	Capitalization.	32
4.6	Broker’s Fees.	33
4.7	Disclosure.	33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		33
5.1	Organization and Qualification.	33
5.2	Authorization and Validity of Agreement.	33
5.3	Consents and Approvals.	33
5.4	No Violation.	33
5.5	Due Diligence.	34
5.6	Financing.	34
5.7	Brokers and Finders.	34
5.8	Disclaimer.	34
5.9	Disclosure.	35
ARTICLE VI COVENANTS		35
6.1	Reasonable Efforts; Notices and Consents.	35
6.2	Public Announcements.	35
6.3	D&O Insurance.	35
6.4	Employee Benefits.	36
6.5	Non-Compete Agreements for Shareholders.	36
6.6	Waiver, Release and Discharge.	38
6.7	Confidentiality.	38
6.8	Cooperation by Founding Shareholders.	39
ARTICLE VII CLOSING DELIVERIES		39
7.1	Deliveries of Purchaser at Closing.	39
7.2	Deliveries of the Shareholders and the Company at Closing.	39
ARTICLE VIII FEES AND EXPENSES; WAIVER		41
8.1	Fees and Expenses.	41
8.2	Waivers.	41
ARTICLE IX INDEMNIFICATION AND SURVIVAL		41
9.1	Survival Period.	41
9.2	Shareholders’ Obligations to Indemnify.	41
9.3	Purchaser’s Obligations to Indemnify.	42
9.4	Procedure for Indemnification — Third Party Claims.	42
9.5	Procedure for Indemnification — Other Claims.	43
9.6	Limitations on Indemnification.	43
9.7	Indemnification Exclusive Remedy.	45
9.8	Right of Setoff Against Working Capital.	45
9.9	Time Limitations.	46
9.10	Nature of Shareholders’ Obligations.	46
ARTICLE X TAX MATTERS		46
10.1	Section 338(h)(10) Election.	46
10.2	Preparation and Filing of Tax Returns; Straddle Periods and Pre-Closing Date Tax Returns.	47

10.3	Amended Tax Returns.	48
10.4	Transfer Taxes.	49
10.5	Cooperation.	49
ARTICLE XI MISCELLANEOUS		49
11.1	Notices.	49
11.2	Entire Agreement; Amendment.	50
11.3	Assignment; Binding Effect.	50
11.4	Validity.	50
11.5	Counterparts.	50
11.6	Governing Law.	50
11.7	Enforcement; Venue; Service of Process.	50
11.8	Arbitration.	51
11.9	Interpretation and Construction.	52
11.10	Delivery by Facsimile.	52
11.11	Joint Preparation.	53
11.12	Guaranty by the Guarantor.	53

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

I	Shareholder Ownership

EXHIBITS

A	Definitions
B	Form of Escrow Agreement
C	Form of Confidentiality and Non-Disclosure Agreement
D	Form of Employment Agreement and Restrictive Covenants with Glen D. Shaffer
E	Opinion of the Company and the Shareholders’ Counsel
F	Allocation
G	Permitted Encumbrances

SCHEDULES

3.1(a)	Trade Names and Fictitious Names
3.1(b)	Subsidiaries
3.2(a)	Capitalization
3.2(b)	Ownership of Stock
3.4	Consents and Approvals
3.5	No Violation
3.6	Financial Statements
3.7(a)	Compliance with Law
3.7(b)	Company Permits
3.8	Environmental Compliance
3.9	Absence of Certain Changes
3.10	No Undisclosed Liabilities
3.11	Litigation
3.12(a)	Company Benefit Plans
3.12(g)	Termination Provisions of Company Benefit Plans
3.12(i)	Group Health Plans
3.12(l)	Material Payments
3.13(c)	Tax Returns
3.14(b)	Leased Real Property
3.15(a)	Material Contracts
3.15(b)	Unenforceable Material Contracts
3.16(a)	Company Employees
3.16(c)	Company Employees Not Subject to a Confidentiality and Non-Disclosure Agreement
3.16(d)	Payments to Company Employees Contingent Upon Closing
3.17	Labor Matters; Compliance
3.18	Insurance; Surety Bonds

3.19(a)	Intellectual Property
3.19(b)	Patents and Trademarks
3.19(c)	Intellectual Property owned by Third Parties
3.19(e)	Intellectual Property Assignments
3.19(f)	Protection of Intellectual Property
3.19(g)	Written Confidentiality Agreements or Written Source Code Escrow Agreements
3.22	Relationships with Related Persons
3.24	Directors and Officers
3.25	Bank Accounts
3.26	Accounts Receivable
3.27(a)(i)	Government Contracts
3.27(a)(ii)	Task Orders
3.27(a)(iii)	Funding of Government Contracts and Task Orders
3.27(a)(iv)	Government Contract Bids
3.27(c)	Termination for Convenience
3.27(g)	Government Audits
3.27(r)	Facility Security Clearances
3.30(a)	Customers
3.30(b)	Suppliers
5.3	Consents and Approvals
5.4	No Violation

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is entered into on December 2, 2008, to be effective as of 11:59 p.m. on November 30, 2008 (the “Effective Time”), by and among Kforce Government Holdings Inc., a Florida corporation (“Purchaser”), Kforce Inc., a Florida corporation (“Guarantor”), RDI Systems, Inc., a Texas corporation doing business as dNovus RDI (the “Company”), the undersigned owners and holders of all of the issued and outstanding capital stock of the Company whose names are set forth on Annex I attached hereto (collectively, the “Shareholders” and each individually, a “Shareholder”) and Nancy R. Kudla, as representative of the Shareholders of the Company (the “Company Shareholder Representative”).

WITNESSETH:

WHEREAS, each of the Shareholders owns the number of the shares of common stock, $0.01 par value (the “Stock”), of the Company set forth opposite such Shareholder’s name on Annex I attached hereto, which shares of the Stock represent all of the issued and outstanding capital stock of the Company;

WHEREAS, the Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from the Shareholders, all of the Stock, subject to the terms and conditions of this Agreement;

WHEREAS, Purchaser is a wholly-owned subsidiary of the Guarantor, and the Guarantor will guarantee the obligations of Purchaser under this Agreement;

WHEREAS, it is contemplated that the parties will make an election under Section 338(h)(10) of the Code with respect to the acquisition of the Company by Purchaser as contemplated under this Agreement; and

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Stock pursuant to this Agreement, Purchaser will own all of the outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, capitalized terms shall have the meanings specified or referred to in Exhibit A attached hereto.

ARTICLE II

SALE OF STOCK

2.1 Sale of Stock. On the Closing Date, and subject to the terms and conditions herein stated, each of the Shareholders agrees to sell, assign, transfer and deliver to Purchaser,

and Purchaser agrees to purchase from such Shareholder, the number of shares of the Stock shown opposite such Shareholder’s name on Annex I attached hereto. At the Closing, the respective certificates representing the shares of the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Shareholder transferring the same and constituting all of the outstanding capital stock of the Company.

2.2 Purchase Price; Payment.

(a) As consideration for the purchase of the Stock, Purchaser shall pay to the Shareholders: (i) an amount equal to Thirty-Eight Million Dollars ($38,000,000) (the “Base Amount”), increased or decreased, as the case may be, by the Adjustment Amount as provided in Section 2.3 (the “Purchase Price”);

(b) At the Closing, Purchaser shall deliver the following:

(i) Purchaser shall deliver to Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), an aggregate amount equal to Three Million Dollars ($3,000,000) (the “Escrow Amount”). The Escrow Amount shall be maintained and disbursed by the Escrow Agent subject to the terms and conditions of an escrow agreement in substantially the form of Exhibit B attached hereto (the “Escrow Agreement”) by and among Purchaser, the Company Shareholder Representative and the Escrow Agent;

(ii) Purchaser shall deliver to the Shareholders, in proportion to their respective percentage ownership in the Company as set forth in Annex I hereto, an aggregate amount equal to (A) the Base Amount, increased or decreased, as the case may be, by the Estimated Adjustment Amount as provided in Section 2.3 (the “Estimated Purchase Price”) minus the Escrow Amount. All amounts payable under this Section 2.2(b)(ii) shall be paid by wire transfer of immediately available funds, allocated among the Shareholders in accordance with Annex I hereto, to the accounts of the Shareholders, written notice of which accounts shall have been provided to Purchaser by the Company Shareholder Representative not less than two (2) Business Days prior to the Closing; and

(c) Following the Closing Date, upon the final determination of the Adjustment Amount and the Purchase Price, Purchaser or the Shareholders, as the case may be, shall make the payment as provided in Section 2.3.

2.3 Purchase Price Adjustment.

(a) Closing Working Capital Adjustment Amount. Concurrently with the execution and delivery of this Agreement, the Company shall deliver a schedule setting forth the estimated Current Assets and estimated Current Liabilities of the Company as of the Closing Date and setting forth a calculation of the Estimated Working Capital as of the Closing Date (as delivered, the “Estimated Working Capital Schedule”). The Estimated Working Capital Schedule as delivered by the Company and the Company Shareholder Representative shall serve as the basis for calculating the Estimated Purchase Price on the Closing Date. Except as otherwise provided in this Agreement or agreed between the parties in writing, the Estimated Working Capital Schedule shall be prepared in accordance with GAAP, consistently applied with past accounting practices of the Company, and the Company’s audited financial statements.

Purchaser acknowledges and agrees that such Estimated Working Capital Schedule shall contain material information based on good faith estimates by the Company of the Company’s financial condition and results of operations as of the Closing Date. For purposes of this Agreement, “Estimated Working Capital” shall be the amount (positive or negative) equal to (i) estimated Current Assets minus (ii) estimated Current Liabilities, each as set forth in the Estimated Working Capital Schedule. For purposes of determining the Estimated Purchase Price pursuant to Section 2.2(b)(ii), the Base Amount shall be reduced, on a dollar-for-dollar basis, by the amount that the Estimated Working Capital is less than Three Million Dollars ($3,000,000), or increased, on a dollar-for-dollar basis, by the amount that the Estimated Working Capital is greater than Three Million Dollars ($3,000,000), as the case may be (the amount of such decrease or increase, the “Estimated Adjustment Amount”).

(b) Post Closing Adjustment Amount; Payment. In order to determine the actual Working Capital as of the Closing Date and any corresponding adjustment to the Purchase Price, Purchaser shall cause the Company to prepare a schedule setting forth the Current Assets and Current Liabilities of the Company as of the Closing Date and setting forth a calculation of the Working Capital as of the Closing Date (as finally determined, and subject to Sections 2.3(c), 2.3(d) and 2.3(e), the “Working Capital Schedule”). The Working Capital Schedule shall be prepared in accordance with GAAP, consistently applied with past accounting practices of the Company, and the Company’s audited financial statements. For purposes of this Agreement, “Working Capital” shall be the amount (positive or negative) equal to (i) Current Assets minus (ii) Current Liabilities, each as set forth in the Working Capital Schedule. For purposes of determining the Purchase Price pursuant to Section 2.2(a), on the basis of the Working Capital Schedule, subject, however, to the rights of Purchaser and the Company Shareholder Representative as provided in Section 2.3(d), the Base Amount shall be reduced, on a dollar-for-dollar basis, by the amount that the Working Capital as of the Closing Date is less than Three Million Dollars ($3,000,000), or increased, on a dollar-for-dollar basis, by the amount that the Working Capital as of the Closing Date is greater than Three Million Dollars ($3,000,000), as the case may be (the amount of such decrease or increase, the “Adjustment Amount”). In the event that the Purchase Price exceeds the Estimated Purchase Price, then Purchaser shall, within five (5) Business Days of the final determination of the Adjustment Amount in accordance with this Section 2.3(b), pay to the Shareholders (on a pro rata basis) cash in an aggregate amount equal to the amount by which the Purchase Price exceeds the Estimated Purchase Price. In the event that the Estimated Purchase Price exceeds the Purchase Price, then the Shareholders shall, within five (5) Business Days of the final determination of the Adjustment Amount in accordance with this Section 2.3(b), pay (in proportion to their respective percentage ownership in the Company as set forth in Annex I hereto) to Purchaser the amount by which the Estimated Purchase Price exceeds the Purchase Price.

(c) Delivery of Adjustment Documents; Disputes. Purchaser shall, no later than seventy-five (75) days following the Closing Date, deliver to the Company Shareholder Representative: (i) the Working Capital Schedule; (ii) a statement of the calculation of the final Adjustment Amount, based on the Working Capital Schedule; (iii) a statement of the resulting Purchase Price; and (iv) to the extent known to Purchaser, a reasonably detailed description of the reasons for each discrepancy, if any, between the Estimated Working Capital Schedule and the Working Capital Schedule (collectively, the above (i) - (iv) are the “Adjustment Documents”). The Adjustment Documents shall be final and binding on, and deemed accepted by, Purchaser and the Shareholders, unless within forty-five (45) days after the Company Shareholder Representative’s receipt thereof, the Company Shareholder Representative provides Purchaser with written notice of objection with respect to the Adjustment Documents (an “Objection Notice”). The Objection Notice shall specify in reasonable detail each item on the Adjustment Documents that the Shareholders dispute, the nature of any objection so asserted, and any portions of the Adjustment Documents the Shareholders do not dispute. During the period from the Company Shareholder Representative’s receipt of the Adjustment Documents until the final resolution of all disputes raised by any Objection Notice, Purchaser and the Company shall provide the Company Shareholder Representative and her representatives reasonable access during normal business hours and in a manner not to interfere in the normal operations of the Company to all Books and Records of the Company relevant to the determination of the Working Capital or otherwise used in preparation of the Adjustment Documents (and to all relevant personnel employed by the Company prior to the Closing) solely for the purposes of evaluating the Adjustment Documents.

(d) Resolution of Disputes. During the forty-five (45) day period following the date on which the Objection Notice is received by Purchaser, Purchaser and the Company Shareholder Representative shall use commercially reasonable efforts to resolve any dispute raised thereby. If Purchaser and the Company Shareholder Representative are unable to resolve the dispute within such forty-five (45) day period, then any disputed matter set forth in the Objection Notice which remains unresolved shall, upon the request of either Purchaser or the Company Shareholder Representative, be submitted for final determination to Grant Thornton LLP (such firm, or such other firm as Purchaser and the Company Shareholder Representative shall agree upon in writing, the “Independent Accounting Firm”). Each of Purchaser and the Company Shareholder Representative shall be entitled to submit to the Independent Accounting Firm such documents and materials and to make such presentations and arguments as such party shall deem necessary or appropriate. The Independent Accounting Firm shall, based solely on such documents, materials, presentations and arguments, render a written report as to the resolution of each disputed matter set forth in the Objection Notice which remains outstanding and as to the calculation of the Adjustment Amount and the final Purchase Price. Purchaser and the Company Shareholder Representative shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its written report within forty-five (45) days after its receipt of any such disputed matter. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes referred to it under this under this Section 2.3(d). The Independent Accounting Firm’s determination shall be conclusive and binding on all parties and shall be enforceable in a court of law. The fees and expenses of the Independent Accounting Firm shall be paid by the party (i.e., Purchaser, on the one hand, or the Company Shareholder Representative, on the other hand) whose last proposed written offer for the settlement of the terms in dispute prior to the commencement of such dispute resolution, taken as a whole, has a greater mathematical difference from the final determination of the Independent Accounting Firm. If the final determination of the Independent Accounting Firm is equal to the mathematical difference between the last proposed written offers of Purchaser and the Company Shareholder Representative, then Purchaser, on the one hand, and the Company Shareholder Representative, on the other hand, shall each pay one-half of the fees and expenses of the Independent Accounting Firm.

(e) Final Consideration. The Adjustment Amount and Purchase Price shall become final and binding upon the parties upon the earliest of: (i) the failure by the Company Shareholder Representative to object thereto within the period permitted under, and otherwise in accordance with, the requirements of Section 2.3(c); (ii) the written agreement between the Company Shareholder Representative and Purchaser with respect thereto; or (iii) the decision by the Independent Accounting Firm with respect to disputes under Section 2.3(d).

2.4 Closing Date. The closing under this Agreement (the “Closing”) shall occur on December 2, 2008 (the “Closing Date”) and shall be effective as of the Effective Time.

2.5 Further Assurances. Each of the Shareholders hereby agrees that, from time to time, at Purchaser’s request and without further consideration, such Shareholder will execute and deliver to Purchaser such other and further instruments of conveyance, assignment and transfer and take such other action as Purchaser may reasonably require to more effectively convey, transfer and assign the Stock to Purchaser.

2.6 Access to Books and Records following Closing; Shareholders’ Access. Following the Closing, for the longer of four (4) years after the Closing or the period required by applicable law, and upon reasonable prior written notice to Purchaser from the Shareholders, Purchaser shall permit the Shareholders to have access during normal business hours to the Books and Records of the Company relating to periods prior to the Closing Date (which shall be retained by Purchaser for such period) for the purpose of preparing the Shareholders’ federal and state income tax returns, defending any audits of such returns or the Shareholders tax returns for prior years and fulfillment of the Shareholders obligations pursuant to Article X.

2.7 Company Shareholder Representative.

(a) The Company Shareholder Representative is hereby designated by the Shareholders and the Company to serve as the representative of the Shareholders with respect to the matters expressly set forth in this Agreement to be performed by the Company Shareholder Representative.

(b) Without limiting the generality of Section 2.7(a), upon the execution of this Agreement by the Shareholders, each of the Shareholders irrevocably appoints the Company Shareholder Representative as the agent, proxy and attorney-in-fact for such Shareholder for all purposes of this Agreement, including the full power and authority on such Shareholder’s behalf, to the extent permitted by law, to: (i) negotiate, execute and deliver the Escrow Agreement (substantially in the form attached hereto as Exhibit B, together with such additions, deletions, modifications or changes as the Company Shareholder Representative shall approve, such Company Shareholder Representative’s execution thereof to be conclusive evidence of such Company Shareholder Representative’s approval and the authorization of the Escrow Agreement hereby); (ii) amend, modify or waive any of the provisions of the Escrow Agreement or any other agreement contemplated by this Agreement for the benefit of the Shareholders in any manner in which the Company Shareholder Representative believes to be in the best interests of such Shareholders; (iii) give all notices (including service of process) required to be given by or on behalf of any Shareholder under this Agreement, the Escrow Agreement or any other agreement contemplated hereby; (iv) take any action (or determine to take no action) in connection with the defense, settlement, compromise, arbitration and/or other resolution of any claim for indemnification by any Purchaser Indemnified Party pursuant to Article IX, including the release of any or all of the Escrow Amount in satisfaction of any such claim and compliance with any Order in connection with any such claim, or any other Proceeding in connection with this Agreement; (v) assert, bring, prosecute, maintain, settle, compromise, arbitrate and/or otherwise resolve on behalf of the Shareholders any claim for indemnification by any Shareholder Indemnified Party pursuant to Article IX or any other Proceeding in connection with this Agreement; (vi) take all actions (or determine to take no action) as the Company Shareholder Representative may deem necessary, appropriate or convenient in such Company Shareholder Representative’s sole judgment to carry out the approvals and cooperation with respect to Tax Returns and Tax matters as set forth in Article IX; and (vii) take all such other actions (or determine to take no action) as the Company Shareholder Representative may deem necessary, appropriate or convenient in such Company Shareholder Representative’s sole judgment to carry out the foregoing. By such Company Shareholder Representative’s execution hereof, the Company Shareholder Representative hereby accepts such appointment. Each Shareholder irrevocably appoints the Company Shareholder Representative as such Shareholder’s lawful agent, for and in such Shareholder’s behalf, to accept and acknowledge service of, and upon whom may be served, all necessary processes in any action, suit or proceeding arising under this Agreement that may be had or brought against such Shareholder’s successor and assigns, in any court of competent jurisdiction, such service of process or notice to have the same force and effect as if served upon each and every Shareholder.

(c) The Shareholders may, at any time, remove the Company Shareholder Representative and appoint a substitute representative by unanimous written consent signed by Shareholders (or, if applicable, their respective heirs, legal representatives, successors and assigns). If the Company Shareholder Representative is an individual and dies, becomes disabled, or becomes incapacitated, or if the Company Shareholder Representative is an entity and files bankruptcy, becomes insolvent, or dissolves, or if the Company Shareholder Representative is otherwise unable to perform such Company Shareholder Representative’s responsibilities hereunder or resigns or is removed from such position, a substitute representative shall be appointed to fill such vacancy by written consent of the persons then entitled to appoint a substitute representative pursuant to this Section 2.7(c). Any such substitute representative shall be deemed to be the Company Shareholder Representative for all purposes of this Agreement. Upon the selection of such substitute representative, the substituted representative shall promptly notify Purchaser and the Escrow Agent in writing of such Company Shareholder Representative’s appointment pursuant to this Section 2.7(c), which written notice shall be accompanied by a copy of the written consent effectuating such appointment. Until such notice is received, Purchaser will be entitled to rely on the actions and statements of the previous Company Shareholder Representative.

(d) To the extent permitted by law, any claim or other Proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Shareholders under this Agreement or the Escrow Agreement shall be asserted, brought, prosecuted or maintained only by the Company Shareholder Representative. All actions, decisions and instructions of the Company Shareholder Representative, including the defense, settlement, compromise and/or other resolution of any claims for indemnification by any Purchaser Indemnified Party pursuant to Article IX, shall be conclusive and binding upon all of the Shareholders, and no Shareholder shall have any right to object, dissent, protest or otherwise contest the same, nor have any claim or cause of action against the Company Shareholder Representative for any action taken or not taken, decision made or instruction given by the Company Shareholder Representative under this Agreement or the Escrow Agreement, except for fraud, gross negligence or willful misconduct by the Company Shareholder Representative.

(e) Each of the Shareholders agrees that Purchaser shall be able to rely conclusively on the actions, decisions and instructions of the Company Shareholder Representative as to the settlement, compromise and/or other resolution of any claims for indemnification by any Purchaser Indemnified Party pursuant to Article IX or any other actions required or permitted to be taken by the Company Shareholder Representative under this Agreement or the Escrow Agreement, and no party hereunder shall have any claim or cause of action against any Purchaser Indemnified Party for any action taken by such Purchaser Indemnified Party in reliance upon the actions, decisions and instructions of the Company Shareholder Representative.

(f) Each of the Shareholders shall, jointly and severally, indemnify and hold harmless the Company Shareholder Representative from all Damages arising out of or in connection with the Company Shareholder Representative’s execution, delivery and performance of this Agreement and the Escrow Agreement and any other agreement contemplated by this Agreement or the Escrow Agreement, except for fraud, gross negligence or willful misconduct by the Company Shareholder Representative.

(g) The provisions of this Section 2.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement.

(h) The provisions of this Section 2.7 shall be binding upon the heirs, legal representatives, successors and assigns of each Shareholder, and any references in this Agreement to a Shareholder shall mean and include the successors to the rights of the Shareholders, hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedules delivered to Purchaser on the date of this Agreement in connection with this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Purchaser that the statements contained in this Article III are correct and complete as of the Closing Date. Nothing in the Company Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail; provided, however, that any matter disclosed pursuant to one schedule or sub-schedule of the Company Disclosure Schedules is deemed disclosed for such other schedules or sub-schedules of the Company Disclosure Schedules if it is reasonably apparent that such matter relates to such other schedules or sub-schedules of the Company Disclosure Schedules and the level of particularity and manner of disclosure of the matter expressly disclosed in one schedule or sub-schedule of the Company Disclosure Schedules would make a reasonable person aware that such disclosure is relevant to such other schedules or sub-schedules.

3.1 Organization and Qualification; Subsidiaries.

(a) The Company: (i) is duly organized, validly existing and in good standing under the laws of the State of Texas; and (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is in good standing and duly qualified to do business in each jurisdiction where the character of its properties and assets owned or leased or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. True and complete copies of the Organizational Documents of the Company have been made available to Purchaser. The Company has all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 3.1(a) of the Company Disclosure Schedules sets forth all trade names or fictitious name under which the Company has ever conducted business.

(b) Schedule 3.1(b) of the Company Disclosure Schedules sets forth each Subsidiary, and for Subsidiary: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or ownership interests; (iii) the total number of its issued and outstanding shares of capital stock or ownership interests; and (iv) the number of its issued and outstanding shares of capital stock or ownership interests owned by the Company (collectively, the “Subsidiary Interests”). Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedules, all contributions required to be made to each of the Subsidiaries pursuant to the Organizational Documents of each of the Subsidiaries by the holders of outstanding ownership interests of each of the Subsidiaries has been made. The Company is and on the Closing Date will be the sole record holder and beneficial owner of all of the Subsidiary Interests, free and clear of all Encumbrances or other restriction on transfer. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of any of the Subsidiary Interests, except as set forth on Schedule 3.1(b) of the Company Disclosure Schedules. Except for the Subsidiaries set forth in Schedule 3.1(b) of the Company Disclosure Schedules, the Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. Each of the Subsidiaries is a corporation, partnership, limited liability company or other entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries is in good standing and duly qualified to do business in each jurisdiction where the character of its properties and assets owned or leased or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. The Company has made available to Purchaser true and complete copies of the Organizational Documents with respect to each Subsidiary, which are, to the Company’s Knowledge, in full force and effect as of the date hereof, and no other Organizational Documents are applicable to or binding upon the Company.

3.2 Capitalization; Ownership of Stock.

(a) The entire authorized capital stock of the Company consists of one million (1,000,000) shares of the Stock. As of the date of this Agreement, 92,000 shares of the Stock were issued and outstanding and no shares were held in treasury. All outstanding shares of the Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as disclosed in Schedule 3.2(a) of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights or other rights, commitments or any other Contracts to which the Company is a party or by which the Company is bound which obligate the Company to: (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of the Stock or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of the Stock; or (ii) purchase, redeem or otherwise acquire any shares of the Stock or any other capital stock of the Company. Except as described in Schedule 3.2(a) of the Company Disclosure Schedules, there are no voting trusts, proxies, or shareholder agreements or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

(b) Each Shareholder is the lawful owner of the number of the shares of the Stock listed opposite the name of such Shareholder on Annex I attached hereto, free and clear of all Encumbrances or other restriction on transfer other than as described in Schedule 3.2(b) of the Company Disclosure Schedules.

3.3 Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Company’s board of directors has duly authorized the execution, delivery and performance of this Agreement by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Shareholders and, assuming this Agreement constitutes the legal, valid and binding obligation of Purchaser, constitutes the legal, valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally; and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought; in each case regardless of whether such enforceability is considered in a proceeding in equity or at law ((a) and (b) together, the “Enforceability Limitations”).

3.4 Consents and Approvals. Except as set forth in Schedule 3.4 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company and the Shareholders nor the consummation by the Company and the Shareholders of the transactions contemplated hereby will require on the part of the Company, any of its Subsidiaries, or the Shareholders any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other third party, except: (a) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have an adverse impact on revenue in excess of $2,000,000 or a fine, penalty or other Liability in excess of $1,000,000 or prevent the consummation of the transactions contemplated hereby; or (b) where such consent, approval, authorization, permit, filing or notification is required as the result of the regulatory status of Purchaser.

3.5 No Violation. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, none of the execution and delivery of this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement by the Company and the Shareholders, the performance by the Company of its obligations under this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement, nor the consummation by the Company and the Shareholders of the transactions contemplated by this Agreement, the Escrow Agreement, or any other agreement contemplated this Agreement will: (a) conflict with, violate or result in any breach of the Organizational Documents of the Company or any of its Subsidiaries; (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Encumbrance (other than any Permitted Encumbrance) on any assets or property of the Company or any of its Subsidiaries pursuant to, any Contract or Lease to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or Encumbrance (other than any Permitted Encumbrance)) as to which requisite waivers or consents have been obtained or which would not have an adverse impact on revenue in excess of $2,000,000 or a fine, penalty or other Liability in excess of $1,000,000 or prevent the consummation of the transactions contemplated hereby; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 and this Section 3.5 are duly and timely obtained or made, violate any Contract, Legal Requirement or Order applicable to the Company, any of its Subsidiaries, or the Shareholders or any of their respective assets and properties.

3.6 Financial Statements. Attached hereto on Schedule 3.6 of the Company Disclosure Schedules are the: (a) audited balance sheet of the Company dated as of December 31, 2007 (the “Balance Sheet”) and the related audited statement of income, shareholders’ equity and cash flows for the year then ended; and (b) the unaudited interim balance sheet of the Company dated as of October 31, 2008 and the related income statement for the ten-month period then ended (collectively, the “Company Financial Statements”). Also attached hereto on Schedule 3.6 of the Company Disclosure Schedules are the: (a) compiled balance sheet of Core6 Solutions, LLC, a Texas limited liability company (“Core6”), dated as of December 31, 2007 and the related compiled statement of income, shareholders’ equity and cash flows for the year then ended; and (b) the interim balance sheet of Core6 dated as of October 31, 2008 and the related income statement for the ten-month period then ended (collectively, the “Subsidiary Financial

Statements,” and together with the Company Financial Statements, collectively, the “Financial Statements”). Except as set forth on Schedule 3.6 on the Company Disclosure Schedules and except for the absence of footnotes to the interim Financial Statements and normal year-end adjustments (which will not be material individually or in the aggregate) to such interim Financial Statements, the Financial Statements have been prepared from, and are consistent with, the Books and Records of the Company and the books and records of Core6, as applicable, in accordance with GAAP, consistently applied with past practices of the Company and Core6, as applicable, and fairly present in all material respects the financial position, results of operation, shareholders’ equity and cash flows, as the case may be, as of the respective dates thereof and for the respective periods covered thereby of the Company and Core6, as applicable. AlliantCorps, LLC, a Nevada limited liability company, has had no revenues since inception nor has it had any expenses in excess $10,000 since inception.

3.7 Compliance with Law; Licenses and Permits.

(a) Except as set forth in Schedule 3.7(a) of the Company Disclosure Schedules, each of the Company and its Subsidiaries has complied and is complying with, and is not in violation of, or, to the Knowledge of the Company, under investigation with respect to, and has not received any written notice alleging any non-compliance or violation by the Company or any of its Subsidiaries with respect to, any provision of any and all Legal Requirements and Orders that apply to the Company or any of its Subsidiaries or their business or operations or assets. To the Knowledge of the Company, no circumstances exist that are reasonably likely to result in violations of any of the foregoing or which are reasonably likely to give rise to a claim (without regard to the merits of such claim) that the Company or any of its Subsidiaries or the conduct of their business is not in compliance with any Legal Requirement or Order; provided, however, that no representation is made in this Section 3.7 as to: (i) matters relating to Taxes (it being understood that all representations relating to Taxes are set forth in Section 3.13; (ii) matters relating to employee benefit plans (it being understood that all representations relating to employee benefit plans are set forth in Section 3.12); (iii) matters relating to environmental matters (it being understood that all representations relating to environmental matters are set forth in Section 3.8); and (iv) matters relating to Government Contracts (it being understood that all representations relating to government contract matters are set forth in Section 3.27).

(b) Schedule 3.7(b) of the Company Disclosure Schedules lists all material governmental permits, licenses or authorizations held by the Company and each of its Subsidiaries (the “Company Permits”), all of which are in full force and effect as of the date hereof. The Company Permits constitute all material governmental permits, licenses and authorizations required to conduct the business of the Company and each of its Subsidiaries in the manner in which it is currently conducted. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Permit applicable to it, and neither the Company nor any of its Subsidiaries has received any notice of any claim of any breach or default or violation with respect to any such Company Permit.

3.8 Environmental Compliance. As of the date hereof: (a) the Company has complied, and is in compliance in all material respects with, all applicable Environmental Laws; (b) the Company has not received notice of nor is subject to any Environmental Claim; (c) to the

Company’s Knowledge, no circumstances exist that are reasonably likely to result in violations of any Environmental Laws or which are reasonably likely to give rise to a claim (without regard to the merits of such claim) that the Company or the conduct of its business is not in compliance in any material respect with Environmental Laws; (d) neither the Company nor any other Person acting on behalf of the Company has disposed of, transported, stored, or arranged for the disposal of any Hazardous Materials or owned any property or facility so as to give rise to any Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental Laws; (e) the business of the Company has not made, caused or contributed to any material Release of any Hazardous Materials into the environment; and (f) the Company is not subject to any compliance agreement or settlement agreement from an alleged violation of Environmental Laws. The Company has obtained and at all times complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business; and a list of all such material permits, licenses and other authorizations is set forth on Schedule 3.8 of the Company Disclosure Schedule. The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

3.9 Absence of Certain Changes. Except as disclosed in Schedule 3.9 of the Company Disclosure Schedules, since December 31, 2007, there has not been any Material Adverse Effect on the Company and without limiting the generality of the foregoing, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than in the ordinary course of business;

(b) no asset of the Company has been sold, leased, transferred, or assigned to any of the Shareholders or any of their Affiliates;

(c) the Company has not entered into any Contract, lease, or license (or series of related Contracts, leases, and licenses) other than Contracts with customers either involving more than $75,000 or outside the ordinary course of business;

(d) no party (including the Company) has accelerated, terminated, or cancelled any Contract, lease, or license (or series of related Contracts, leases, and licenses) involving more than $75,000 to which the Company is a party or by which it is bound;

(e) other than Permitted Encumbrances, there has not been any Encumbrances imposed upon any of the Company’s material assets, tangible or intangible;

(f) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $75,000 or outside the ordinary course of business;

(g) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(h) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(i) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business and in any case longer than sixty (60) days past its due date;

(j) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $75,000 or outside the ordinary course of business;

(k) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(l) there has been no change made or authorized in the Organizational Documents of the Company;

(m) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(n) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(o) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property other than normal wear and tear;

(p) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees that has not otherwise been discharged or paid in full as of the date of this Agreement;

(q) the Company has not entered into or terminated any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any such existing Contract or agreement;

(r) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(s) the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees;

(t) the Company has not made any other change in employment terms for any of its directors and officers, nor has it made any other change in employment terms for any of its employees outside the ordinary course of business;

(u) the Company has not made or pledged to make any charitable or other capital contribution in excess of $10,000 for which payment is still due and owing as of the date of this Agreement;

(v) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Company that would have an adverse impact on revenue in excess of $2,000,000 or result in a fine, penalty or other Liability in excess of $1,000,000;

(w) the Company has not made any loans or advances of money that has not otherwise been discharged as of the date of this Agreement; and

(x) the Company has not committed to any of the foregoing.

3.10 No Undisclosed Liabilities. Except for: (a) Liabilities incurred in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any Breach of Contract, Breach of warranty, tort, infringement, or violation of any Legal Requirement); (b) Liabilities and obligations reflected on the Company’s Balance Sheet; (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (each of which, to the extent it is an economic Liability, will be included in the calculation of Working Capital); (d) as set forth in Schedule 3.10 of the Company Disclosure Schedules; and (e) Liabilities or obligations to perform, after the date hereof, any Material Contract, from December 31, 2007 until the date of this Agreement, the Company has not incurred any Liabilities that would be required to be reflected in or reserved against in a balance sheet of the Company prepared in accordance with GAAP applied in a manner consistent with those used in the preparation of the Financial Statements. Except as set forth in Schedule 3.10 of the Company Disclosure Schedules, the Company has no Indebtedness as of the Closing Date.

3.11 Litigation. Except as disclosed in Schedule 3.11 of the Company Disclosure Schedules, there are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity, which, if adversely determined, would have a Material Adverse Effect on the Company or any of its Subsidiaries. Except as disclosed in Schedule 3.11 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries nor any of their respective assets are subject to any outstanding and unsatisfied Order entered in any Proceeding. The Company is not aware of any facts suggesting that any such action, suit, proceeding, hearing, or investigation may be brought or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and to the Company’s Knowledge there are no facts existing to form the basis for the foregoing.

3.12 Employee Benefit Matters.

(a) Schedule 3.12(a) of the Company Disclosure Schedules lists each Company Benefit Plan that the Company maintains or to which the Company contributes or is required to contribute or with respect to which the Company has or may have any liability, all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and any ERISA Affiliate and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities, and a written description of any Company Benefit Plan that is not in writing.

(b) Each such Company Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(c) The requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met in all material respects, where applicable, with respect to each such Company Benefit Plan that is also a group health plan as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code, respectively. All premiums or other payments for all periods ending on or before the Closing Date which are then due will have been paid on or prior to the Closing Date with respect to each such Company Benefit Plan which is an Employee Welfare Benefit Plan.

(d) True and complete copies of the Company Benefit Plans have been made available to Purchaser, including, as applicable, true and complete copies of any summary plan descriptions, the Form 5500 required to be filed, if any, in each of the most recent three (3) plan years with schedules, the most recent summary annual report and the most recent determination letter from the IRS. To the extent applicable, any Company Benefit Plan intended to be qualified under Section 401(a) of the Code meets and has met since the effective date of such Company Benefit Plan, the requirements of a “qualified plan” under Section 401(a) of the Code and is the subject of an opinion letter as a prototype plan with respect to its status as a “qualified plan” and the Company has no Knowledge of any fact that would jeopardize its reliance on such letter.

(e) No Company Benefit Plan has ever been covered by Title IV of ERISA or Section 412 of the Code. The Company has not incurred any penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Company Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Company Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened. The Company has no Knowledge of any basis that could reasonably be expected to result in any such action, suit, proceeding, hearing, or investigation.

(f) All contributions required to be made as of the date of this Agreement to the Company Benefit Plans have been made or provided for. Neither the Company nor any ERISA Affiliate has contributed to, or been required to contribute to, any Multiemployer Plan.

(g) Except as disclosed in Schedule 3.12(g) of the Company Disclosure Schedules, each of the Company Benefit Plans can be terminated by Company within a period of thirty (30) days, without material liability to the Company, Purchaser or any of their respective ERISA Affiliates (other than ordinary administration expenses).

(h) None of the Company or any ERISA Affiliates maintain or contribute to or is required to contribute to any benefit plan or arrangement providing medical, health, or life insurance for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code or applicable state insurance laws).

(i) Except as disclosed in Schedule 3.12(i) of the Company Disclosure Schedules, all Company Benefit Plans that are group health plans of the Company have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and the Health Insurance Portability and Accountability Act of 1996.

(j) With respect to each Company Benefit Plan that the Company maintains or to which it contributes, there have been no Prohibited Transactions that would result in a material liability to the Company, any Company Benefit Plan or a Fiduciary of same. No Fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of any such Company Benefit Plan or the investment or management of the assets of any such Company Benefit Plan.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 3.12(a) of the Company Disclosure Schedules. The Company has taken all actions required to bring each Company Benefit Plan, and any compensation paid or awards made under such Company Benefit Plans, into compliance with Section 409A of the Code and regulatory guidance thereunder. Each Section 409A Plan has been administered in compliance with Section 409A of the Code for the period beginning January 1, 2005 through the Closing Date, and the documentation implementing each Section 409A Plan reflects such administration. The Company does not have any obligations to any employee or other service provider with respect to any Section 409A Plan that might be subject to excise tax under Section 409A of the Code.

(l) Except as set forth on Schedule 3.12(l), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, employment agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any officer or employee of the Company.

(m) The Company has terminated the RDI Systems, Inc. DBA dNovus RDI 401(K) Plan, with an effective date of termination of no later than immediately prior to the Effective Time.

3.13 Taxes.

(a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by each of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. Neither Company nor any of its

Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns has notified the Company or any of its Subsidiaries that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each of the Company and its Subsidiaries has withheld and paid to the applicable Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) None of the Shareholders, directors or officers of the Company or any of its Subsidiaries expects any Tax Authority to assess any additional Taxes or assert the incorrectness or incompleteness of any Tax Return for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability or other Tax item of the Company or any of its Subsidiaries either: (i) claimed or raised by any authority in writing; or (ii) as to which the Company has Knowledge based upon personal contact with any agent of such authority. Schedule 3.13(c) of the Company Disclosure Schedules lists all federal, state, and local income Tax Returns filed with respect to each of the Company and its Subsidiaries for all taxable periods since January 1, 2005, indicates those Tax Returns that have been audited, and indicates all Tax Returns that currently are the subject of audit. The Company has made available to Purchaser complete copies of all federal, state and local income Tax Returns of each of the Company and its Subsidiaries, examination reports of each of the Company and its Subsidiaries, and statements of deficiencies of the Company and its Subsidiaries assessed against or agreed to by each of the Company and its Subsidiaries since January 1, 2005.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries: (i) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return; or (ii) has any liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any other provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company: (i) did not, as of the date of the Balance Sheet, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The unpaid Taxes of each of the Subsidiaries: (i) did not, as of December 31, 2007, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of any balance sheet of any of the Subsidiaries; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Subsidiaries. Since December 31, 2007, neither the Company nor any of its Subsidiaries has incurred any Liability for any Taxes arising from extraordinary gains or losses, as that term is used in GAAP outside the ordinary course of business.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting under Section 481 of the Code (or any corresponding provision of state, local, or foreign income Tax law); (ii) any “Closing Agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (iii) any installment sale or open transaction disposition made prior to the Closing Date; or (iv) any prepaid amount or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to this Agreement.

(h) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since inception, and will be an S corporation up to and including the Closing Date. Each of the Subsidiaries has been a partnership for Tax purposes since inception. The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election.

(i) Neither the Company nor any of its Subsidiaries has, since inception: (i) acquired assets from another corporation in a transaction in which the Company’s or any of its Subsidiaries’ Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (ii) acquired more than 10% of any class of stock of any corporation or other Person.

(j) Neither the Company nor any of its Subsidiaries is a party to any Tax-order of a foreign government.

(k) None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(l) Neither the Company nor any of its Subsidiaries has ever participated in an international boycott within the meaning of Section 999 of the Code.

(m) Neither the Company nor any of its Subsidiaries has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign county.

(n) All material Tax elections with respect to each of the Company and its Subsidiaries made during the fiscal years ending December 31, 2005, December 31, 2006 and December 31, 2007 are reflected on each of the Company’s and its Subsidiaries’ Tax Returns for such periods, copies of which have been made available to Purchaser.

(o) There is no agreement, contract or arrangement to which the Company or any of its Subsidiaries is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regarding to Section 280G(b)(4)), 162 or 404 of the Code.

(p) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or the Treasury Regulations promulgated thereunder (the “Regulations”). Neither the Company nor any of its Subsidiaries has entered into any reportable transaction as defined in Section 1.6011-4(b) of the Regulations.

3.14 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.14(b) of the Company Disclosure Schedules sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to each such Lease). The Company has made available to Purchaser a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 3.14(b) of the Company Disclosure Schedules, with respect to each of the Leases:

(i) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(iii) the Company does not owe any brokerage commissions or finder’s fees with respect to such Lease;

(iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company;

(v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(vi) other than Permitted Encumbrances, the Company has not collaterally assigned or granted any Encumbrance in such Lease or any interest therein; and

(vii) other than Permitted Encumbrances, there are no Encumbrances on the estate or interest created by such Lease.

3.15 Material Contracts.

(a) Schedule 3.15(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following Contracts (other than Government Contracts) to which the Company is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

(ii) all Leases for Leased Real Property;

(iii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property in excess of $75,000, or for the furnishing to or receipt by the Company of services in excess of $75,000;

(iv) any agreement concerning a partnership or joint venture;

(v) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed an Encumbrance on any of its assets, tangible or intangible, or any currency or interest rate swap, collar or hedge agreement;

(vi) any agreement concerning confidentiality or non-competition or which contains any covenant that purports to restrict the business activity of the Company or limits its ability to engage in any line of business;

(vii) any agreement with (i) any Shareholder, (ii) Affiliates of any of the Shareholders or (iii) any employee or director of the Company;

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(ix) any collective bargaining agreement;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(xi) any agreement for the acquisition of securities or substantially all the assets of any other Person (including by merger or consolidation);

(xii) any agreement containing an express undertaking to pay liquidated damages or a penalty;

(xiii) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company; and

(xiv) any other agreement not already disclosed pursuant to this Section 3.15(a) (or group of related agreements) which involves the payment by the Company of consideration in excess of $75,000.

The foregoing are referred to collectively as the “Material Contracts.” No representation is made in this Section 3.15 as to matters relating to Government Contracts (it being understood that all representations relating to Government Contracts are set forth in Section 3.27).

(b) Except as set forth in Schedule 3.15(b) of the Company Disclosure Schedules: (i) each Material Contract is legal, valid, binding and enforceable against the Company and, to the Company’s Knowledge, each of the other parties to such Material Contract, and is in full force and effect; (ii) each Material Contract will, immediately following the Closing, be legal, valid, binding and enforceable against the Company and, to the Company’s Knowledge, each of the other parties to such Material Contract, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement without the consent of any third party; (iii) neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Material Contract; and (iv) to the Company’s Knowledge, no party has repudiated any material provision of a Material Contract. The Company has made available to Purchaser complete and accurate copies of the Material Contracts. Each of the Company’s customers are Governmental Entities, either directly or indirectly through sub-contract, and the Company’s revenue is generated solely pursuant to Government Contracts and Task Orders.

3.16 Employees.

(a) Schedule 3.16(a) of the Company Disclosure Schedules contains a complete and accurate list of the following information for each person employed by the Company in connection with the operation of its business, including each employee on approved leave of absence, short-term disability leave or active military leave (collectively, the “Company Employees”): employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2007; vacation and/or paid time off accrued; and service credited for purposes of vesting and eligibility to participate under the Company Benefit Plans. The Company employs no Persons in connection with the operation of its business other than the Company Employees.

(b) To the Company’s Knowledge, no executive, manager or employee of the Company (i) has any present intention to terminate his or her employment whether prior to or following the Closing; or (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person (other than the Company) that would be material to the performance of such employee’s employment duties, or the ability of the Company or Purchaser to conduct the business of the Company.

(c) Schedule 3.16(c) of the Company Disclosure Schedules sets forth each of the Company Employees who has not entered into the form of confidentiality and non-disclosure agreement attached as Exhibit C.

(d) Except as set forth on Schedule 3.16(d) of the Company Disclosure Schedules: (i) there are no Contracts with Company Employees pertaining to bonuses or other compensation payable or contingent upon Closing; (ii) there are no stay or retention agreements or arrangements with any Company Employees; (iii) there are no severance agreements or similar agreements with any Company Employee; and (iv) all of the Company Employees are subject to at will employment.

3.17 Labor Matters; Compliance. The Company has not been negotiating, and is not a party to, or bound by, any collective bargaining agreement or other labor Contract since its inception. Since December 31, 2007, and except as set forth on Schedule 3.17 of the Company Disclosure Schedules, there has not been, there is not presently pending or existing and there is not, to the Company’s Knowledge, threatened: (a) any strike, slowdown, picketing, work stoppage, or employee grievance process; (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting the Company, its premises or the Company Employees; (c) any application for certification of a collective bargaining agent; or (d) any union organization activity pertaining to the Company Employees. There is no lockout of any employees (including the Company Employees) by the Company, and no such action is contemplated by the Company. The Company has never implemented any layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance, and no such action will be implemented without advance notification to Purchaser.

3.18 Insurance; Surety Bonds. Schedule 3.18 of the Company Disclosure Schedules lists, with a summary thereof: (i) all insurance policies which are currently in effect (including all “occurrence” insurance policies) covering the Company and its rights, assets and Company Employees, including but not limited to workers’ compensation insurance; and (ii) each surety bond to which the Company is a party or a principal. Copies of such polices and bonds have been made available to Purchaser. All such policies and bonds are in full force and effect and all premiums and payments due thereon before the Closing Date have been paid. The Company has not received any written notice from or on behalf of any insurance carrier issuing such policies or any surety issuing any surety bond that there will be a cancellation or non-renewal of such policies or bonds or default under such policies or bonds. To the Company’s Knowledge, the insurance policies and surety bonds identified in Schedule 3.18 of the Company Disclosure Schedules are in amounts customary for, and cover risks customarily insured against by, a business of the type operated by the Company. In addition, Schedule 3.18 of the Company Disclosure Schedule sets forth a list of all claims made by the Company under its policies of insurance since January 1, 2007, and, except as set forth in Schedule 3.18 of the Company Disclosure Schedules, to the Company’s Knowledge, there have occurred no actions or omissions which may give rise to a claim under any of the insurance policies. Except as set forth on Schedule 3.18 of the Company Disclosure Schedules, each of the insurance policies are “occurrence” policies and not “claims made” policies.

3.19 Intellectual Property.

(a) Except as set forth on Schedule 3.19(a), to the Company’s Knowledge, neither the Company nor its business as presently conducted has or will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and none of the Shareholders has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). There is no proceeding or action before any court or tribunal related to any of Company’s Intellectual Property, other than registered Intellectual Property prosecution proceedings with the applicable issuing or granting governmental authorities. To the Company’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Company.

(b) Schedule 3.19(b) of the Company Disclosure Schedules identifies each domestic and foreign patent, trademark, copyright, and domain name registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each domestic and foreign pending patent, trademark, copyright, and domain name application or application for registration that the Company has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has made available to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Schedule 3.19(b) of the Company Disclosure Schedules also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item used by the Company in connection with its business, except for commercial off-the-shelf software. With respect to each item of Intellectual Property identified in Schedule 3.19(b) of the Company Disclosure Schedules, and except as noted therein:

(i) the Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance (other than Permitted Encumbrances), license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s Knowledge, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c) Schedule 3.19(c) of the Company Disclosure Schedules identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has made available to

Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property identified in Schedule 3.19(c) of the Company Disclosure Schedules, and except as noted therein, to the Company’s Knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(iv) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(v) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents and copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by the Shareholders, or the Company, including without limitation, a failure by the Shareholders or the Company to pay any required maintenance fees).

(d) The Company has taken all actions reasonably necessary to maintain and protect the Company’s registered Intellectual Property, including without limitation (i) paying all application, examination, registration, issue, renewal and maintenance fees that have become due, and (ii) filing all necessary documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities.

(e) Except as set forth on Schedule 3.19(e), the Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property used by the Company in the conduct of its businesses of the rights to such contributions to the extent that the Company did not already own such Intellectual Property by operation of law.

(f) Except as set forth on Schedule 3.19(f), the Company has taken all reasonable and necessary steps to protect and preserve the confidentiality of all trade secrets, know-how, and software that is material to the Company’s business. Except as set forth on Schedule 3.19(f), to the Company’s Knowledge, there has not been any unauthorized disclosure of any third party Intellectual Property by the Company, or by any employees or officers of the Company.

(g) All software material to the Company’s business: (i) is in the possession, custody and control of the Company; and (ii) is stored in electronic form and hard copy form, with up-to-date appropriately catalogued versions. No material Company software in source code form has been provided to the Company’s personnel except on a need-to-know basis and has not been presented or disclosed in source code form to any third party (including without limitation, employees and officers of the Company or any of its Subsidiaries) except under written confidentiality agreements or written source code escrow agreements listed in Schedule 3.19(g) of the Company Disclosure Schedules.

3.20 Books and Records. The Books and Records of the Company, all of which have been made available to Purchaser, have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the corporate activities and transactions (including, without limitation, dispositions of property or assets of the Company or any Subsidiary with a value greater than $75,000 in the aggregate since January 1, 2007). The minute books of the Company contain accurate and complete records of all formal meetings held of, and actions taken by, the Shareholders, the board of directors and committees of the board of directors of the Company, all taken pursuant to the Company’s Organizational Documents, and no formal meeting of any such Shareholders, board of directors or committee thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.

3.21 Certain Payments. Neither the Company nor any of its Subsidiaries nor any of its directors, officers, agents, employees or other Person acting on behalf of the Company or any of its Subsidiaries, has: (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, payments, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (c) made any other unlawful payment; or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect. Neither the Company nor any of its Subsidiaries nor any of its directors, officers, agents, employees or other Persons acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts, gratuities, entertainment or other expenses.

3.22 Relationships with Related Persons. Except as disclosed in Schedule 3.22 of the Company Disclosure Schedules, none of the Company or the Shareholders nor any other Affiliate of the Company or the Shareholders has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in the Company’s business. None of the Company, any Shareholder or any other Affiliate of the Company owns an equity interest or any other financial or profit interest in a Person that has had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business with the Company on an arms-length basis. Except as disclosed in Schedule 3.22 of the Company Disclosure Schedules, no Shareholder nor any Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.23 Brokers and Finders. No broker, finder or investment bank has acted directly or indirectly for the Company, nor has the Company incurred any obligation to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby, other than Houlihan Lokey, the fees and expenses of which shall be borne by the Company and included in the calculation of Working Capital or will otherwise be satisfied by the Company at or prior to the Closing.

3.24 Directors and Officers. Schedule 3.24 of the Company Disclosure Schedules sets forth a complete list showing the names of and respective positions held by all the directors and officers of the Company.

3.25 Bank Accounts. Set forth on Schedule 3.25 of the Company Disclosure Schedules is a complete and accurate list of: (a) all bank accounts and accounts with other financial institutions in which the Company has on deposit any cash or cash equivalents or at which other securities of the Company are held; (b) all permitted signatories and Persons authorized to access such accounts; and (c) the addresses to which the statements related to such accounts are sent.

3.26 Accounts Receivable. Schedule 3.26 of the Company Disclosure Schedules sets forth a complete list of all notes and accounts receivable of the Company, showing the amounts due and an aging analysis thereof as of October 31, 2008. The notes, accounts and other receivables shown on Schedule 3.26 and the receivables arising after such date and reflected on the Books and Records of the Company: (i) have arisen in the ordinary course of business; (ii) are valid and binding obligations of each obligor thereto in the full amounts due and reflected on the Books and Records of the Company; and (iii) are not in dispute with the respective obligors therefor. None of such accounts receivable or any other debts are or will as of the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve.

3.27 Government Contracts.

(a) (i) Schedule 3.27(a)(i) of the Company Disclosure Schedules lists all Government Contracts and Task Orders that have not been closed out (“Active Government Contracts”), and with respect to each such listed Active Government Contract accurately sets forth: (A) the contract name; (B) the award date; (C) the customer agency; (D) the contract period of performance; and (E) the contract cost ceiling or value, if applicable. Neither the Company nor any of its Subsidiaries holds any Government Contract which has been noted by the Government as obtained because of “8(a)” status, small business status (except as set forth on Schedule 3.27(a)(i) of the Company Disclosure Schedules), small disadvantaged business status, protégé status, or other similar socioeconomic status pursuant to Federal Acquisition Regulation (“FAR”) Part 19; (ii) Schedule 3.27(a)(ii) of the Company Disclosure Schedules lists all Task Orders that have not been completed by either the Company or any of its Subsidiaries (“Active Task Orders”); (iii) Schedule 3.27(a)(iii) of the Company Disclosure Schedules lists for all Active Government Contracts and Task Orders, the current funding (i.e., dollars obligated to such Government Contract or Task Order), amounts billed to date, funded balance (i.e., current funding minus expenditures), and the dollar value of priced contract options that have not been exercised (i.e., the unfunded backlog); and (iv) Schedule 3.27(a)(iv) of the Company Disclosure Schedules lists all Government Contract Bids, including bids, offers or proposals for Task Orders under current Government Contracts submitted by either the Company or any of its Subsidiaries, and for which (no award has been or was made ninety (90) days or more prior to the date of this Agreement,) and with respect to each such Government Contract Bid, accurately lists: (A) the customer agency and title; (B) the solicitation (i.e., request for proposal (RFP) or request for quotation) number or, if such Government Contract Bid is for a Task Order under a prime contract, the applicable prime contract number; (C) the date of proposal submission; (D) any statement in the solicitation about an estimated period of performance; (E) the price proposal, if calculable; and (F) whether the underlying solicitation states that it is set-aside aside for 8(a), small businesses, small disadvantaged businesses, or other preferential status. Neither the Company nor any of its Subsidiaries has made or makes herein, any representations with regard to the amount or likelihood of any awards under such Government Contracts Bids. The Company has made available to Purchaser true and complete copies of all Government Contracts and Task Orders required to be listed on Schedule 3.27(a)(i) and all Government Contract Bids and provided access to Purchaser to true and correct copies of all material documentation and/or correspondence related to the Government Contracts, Task Orders and Government Contract Bids, including but not limited to any such documentation specifically requested by Purchaser. With respect to the disclosure under Section 3.27(a), the Company may provide a single all-inclusive list of Contracts and Task Orders so long as such list is clearly annotated.

(b) (i) Neither the Company nor any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notice of any material cost, schedule, technical or quality problems (or other defaults, deficiencies in performance, or disputes) that could, to the Company’s Knowledge, reasonably result in any material claims or similar demands or allegations against, or liability on the part of, the Company or any of its Subsidiaries (or successors in interest) by a Governmental Entity, a prime contractor or a higher-tier subcontractor; (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is reasonably likely in the near future to experience any material cost, schedule, technical or quality problems (or other defaults, deficiencies in performance, or disputes) that could reasonably result in claims or similar demands or allegations against or liability on the part of the Company or any of its Subsidiaries (or successors in interest) by a Governmental Entity, a prime contractor or a higher-tier subcontractor; (iii) to the Company’s Knowledge, the Government Contracts were legally awarded, are binding on either the Company or its Subsidiaries, a prime contractor or higher-tier subcontractor to the Government Contracts, and are in full force and effect; (iv) the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Company’s Knowledge, no Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; (v) no Person has notified the Company or any of its Subsidiaries that any Governmental Entity intends to seek either the Company’s or any of its Subsidiaries’ agreement to lower rates or prices or otherwise to challenge such rates, prices or any payments (including but not limited to challenges under the “Price Reductions” clause of the Company’s GSA Schedule contracts), under any of the Government Contracts or Government Contract Bids; (vi) no material organizational conflicts of interest, actual or alleged, exist in connection with any Government Contract or Government Contract Bid; and (vii) to the Company’s Knowledge, no material personal conflicts of interest, actual or alleged, exist in connection with any Government Contract or Government Contract Bid.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all material terms and conditions of each Government Contract and Government Contract Bid, including but not limited to any term requiring most favored customer pricing (i.e., the “Price Reductions” clause); (ii) each of the Company and its Subsidiaries has complied, in all material respects, with all statutory and regulatory requirements, including, but not limited to, the

Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Small Business Act, the False Claims Act, the FAR (including but not limited to all agency FAR supplements) and the Cost Accounting Standards, where and as applicable to each Government Contract and Government Contract Bid; (iii) the representations, certifications, and warranties made by each of the Company and its Subsidiaries with respect to the Government Contracts or Government Contract Bids were accurate in all material respects as of their effective date, were updated in the event of any material change, and each of the Company and its Subsidiaries has fully complied with all such certifications in all material respects; (iv) no termination for default notice, cure notice, show cause notice, or other material express challenges to either the Company’s or any of its Subsidiaries’ performance, have been issued with respect to any Government Contract or Government Contract Bid, and, to the Company’s Knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) except as set forth on Schedule 3.27(c) of the Company Disclosure Schedules, no termination for convenience notice has been issued or, to the Company’s Knowledge, is likely to be issued in the near future, nor has either the Company or any of its Subsidiaries been notified by a Governmental Entity that it will not exercise an option under a Government Contract; (vi) no past performance evaluation received by either the Company or any of its Subsidiaries with respect to any such Government Contract has set forth a default or other material failure to perform under such Government Contract; and (vii) no material amount of money due to either the Company or any of its Subsidiaries pertaining to any Government Contract or Government Contract Bid has been, or to the Knowledge of the Company is reasonably likely to be, withheld or set-off.

(d) Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action, and is not a party to any litigation, that could reasonably be expected to give rise to: (i) liability under the False Claims Act or related common law causes of action based on misrepresentation; (ii) liability for price adjustment under the Truth in Negotiations Act; or (iii) any other liability for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing. To the Company’s Knowledge, there exist no reasonable grounds for a claim of any liability of either the Company or any of its Subsidiaries by any Governmental Entity as a result of defective cost and pricing data submitted to any Governmental Entity or to any prime contractor or higher-tier subcontractor.

(e) Neither the Company nor any of its Subsidiaries has ever been or is now, suspended, debarred disqualified and has ever been notified that it has been proposed for suspension, debarment or similar disqualification from bidding on any Government Contract. No suspension, debarment or similar actions with respect to Government Contracts have been commenced, or to the Company’s Knowledge, threatened against either the Company or any of its Subsidiaries or any of their officers or employees. To the Company’s Knowledge, there are no valid, reasonable grounds for the either Company’s or any of its Subsidiaries’ suspension, debarment or similar disqualification from bidding on contracts or subcontracts for or with any Governmental Entity.

(f) No negative determination of responsibility has been issued against either the Company or any of its Subsidiaries within the past three (3) years with respect to any Government Contract Bid.

(g) Except for contract or governmental compliance audits of a routine nature, which routine audits would not be reasonably expected to have a Material Adverse Effect on either the Company or any of its Subsidiaries, or the Company’s or any of its Subsidiaries’ businesses, or audits related to Taxes, since September 30, 2005: (i) neither the Company nor any of its Subsidiaries has undergone or is undergoing any non-routine audit, inspection, investigation, survey or examination of records by any Governmental Entity relating to any Government Contract; and (ii) to the Company’s Knowledge, no such audit, review, inspection, investigation, survey or examination of records is likely to occur in the near future. Since September 30, 2005, except as set forth in Schedule 3.27(g) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any written or (to the Company’s Knowledge) oral notice that it is or was being specifically audited or investigated by any Governmental Entity, including but not limited to the Government Accountability Office, the Defense Contract Audit Agency, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney). This representation does not relate to any potential Company or Subsidiary liability for Taxes. Neither the Company nor any of its Subsidiaries has received any written or (to the Company’s Knowledge) oral notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.27(g) of the Company Disclosure Schedules has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on either the Company or any of its Subsidiaries.

(h) Since September 30, 2005, neither the Company nor any of its Subsidiaries has made any voluntary disclosure in writing to any Governmental Entity with respect to any violation, irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid. To the Company’s Knowledge, there exist no grounds for a claim by any Governmental Entity that either the Company or any of its Subsidiaries should have made any such voluntary disclosure.

(i) Neither the Company nor any of its Subsidiaries has received any written notice that any of the Company’s or any of its Subsidiaries’ employees, consultants or agents is (or during the last five years has been), and to the Knowledge of the Company, none is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of the Company or any of its Subsidiaries. Since September 30, 2005, neither the Company nor any of its Subsidiaries has received written or (to the Company’s Knowledge) oral notice of any, and to the Company’s Knowledge, there is no, pending administrative, civil or criminal investigation of any officer, employee or representative of either the Company or any of its Subsidiaries, nor has there been any audit or investigation of either the Company or any of its Subsidiaries or any officer, employee or representative of them relating to the business of the Company or any of its Subsidiaries with respect to any Government Contract or Government Contract Bid. Neither the Company nor any of its Subsidiaries has received any subpoena or request for documents or information from any Governmental Entity relating to any investigation (regardless of whether conduct of the Company or any of its Subsidiaries is or was the subject of the investigation), nor (to the Company’s Knowledge) has any employee or agent of either the Company or any of its Subsidiaries given information or an interview to a Governmental Entity in connection with any such investigation.

(j) To the extent applicable, all indirect cost rates as defined in FAR subpart 42.7 are being billed consistent with the applicable Government Contract and the FAR, including any Defense Contract Audit Agency-approved provisional or final rates.

(k) To the extent applicable, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions of such manual.

(l) Neither the Company nor any of its Subsidiaries has undertaken an internal audit of any events or omissions that, at the time of the audit, were reasonably expected to have a Material Adverse Effect on performance of a Government Contract or Government Contract Bid or an adverse effect on either the Company or any of its Subsidiaries as a whole.

(m) No services are being performed, and no products or goods are being provided by either the Company or any of its Subsidiaries to any Governmental Entity for which a Government Contract or Government order does not exist, or for which a Government Contract or Government order exists, but the applicable contract cost or funding ceiling has been reached.

(n) No payment has been made by either the Company or any of its Subsidiaries or, to the Company’s Knowledge, by a Person acting on the Company’s or any of its Subsidiaries’ behalf, to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the FAR) which payment is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other laws.

(o) Neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any payments under or account receivable relating to the Government Contracts.

(p) Neither the Company nor any of its Subsidiaries has yet reached agreement with the cognizant government contracting officer or audit agency approving and “closing” all indirect costs, in each case if any, charged to Government Contracts for the years 2006 to the present. Each of the Company and its Subsidiaries has reached agreement with the cognizant government contracting officer or audit agency approving and “closing” all indirect costs charged to Government Contracts all years prior to and including 2005 or the period to examine records identified in GSA contract clause 552.215-71 has expired, and those years are closed.

(q) No material personal property, equipment or fixtures were loaned, bailed or otherwise furnished to either the Company or any of its Subsidiaries by a Governmental Entity.

(r) Except to the extent prohibited by applicable law, regulation or contract, Schedule 3.27(r) of the Company Disclosure Schedules sets forth all facility security clearances held by each of the Company and its Subsidiaries.

(s) To the Company’s Knowledge, each employee of either the Company or any of its Subsidiaries performing services related to a Government Contract possessed (during the time of such performance) all security clearances and material required credentials (e.g., education and experience) specified in or required by such Government Contract.

3.28 Title to Assets. The Company has good and indefeasible title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Balance Sheet or acquired as of the date hereof, free and clear of all Encumbrances (other than Permitted Encumbrances), except for properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet.

3.29 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.30 Customers and Suppliers.

(a) Schedule 3.30(a) of the Company Disclosure Schedules lists all of the customers of the Company for each of the two (2) most recent fiscal years and through October 31, 2008 and sets forth opposite the name of each such customer the net sales attributable to such customer. For purposes of this Section 3.30 the term “customer” shall include any Governmental Entity.

(b) Schedule 3.30(b) of the Company Disclosure Schedules also lists all suppliers of the Company that either: (i) has received payments from the Company in excess of $75,000 in any of the two (2) most recent fiscal years or through October 31, 2008; or (ii) is a party to any Contract or other arrangement (oral or otherwise) that would cause the Company to incur any Liability or other expense or fee in the event the Company were to terminate its relationship with such supplier.

(c) Since the date of the Balance Sheet, no supplier of the Company has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to the Company, and to the Company’s Knowledge, no customer listed on Schedule 3.30(a) of the Company Disclosure Schedules has indicated that it shall stop, or decrease the rate of, buying materials, products or services from the Company.

3.31 Disclaimer of Additional Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article III, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE STOCK, THE COMPANY OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, HABITABILITY, WORKMANSHIP, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. ALL OF SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED.

3.32 Disclosure. To the Company’s Knowledge, the representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby represents and warrants to Purchaser that the statements contained in this Article IV are correct and complete as of the Closing Date with respect to such Shareholder.

4.1 Organization of Certain Shareholders. Such Shareholder (if a trust) is validly existing under the laws of the State of Texas.

4.2 Authorization. Such Shareholder has the full legal right, power and authority to execute and deliver this Agreement and to sell, assign, transfer and convey the shares of the Stock so owned and held by such Shareholder pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action, if any.

4.3 Execution and Validity. This Agreement has been duly executed and delivered by such Shareholder. Assuming the due and valid authorization, execution and delivery hereof by Purchaser, the Company and the other Shareholders, this Agreement is a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as limited by the Enforceability Limitations.

4.4 Consents and Approvals; No Violations. None of the execution and delivery of this Agreement by such Shareholder, the performance by such Shareholder of its obligations hereunder, nor the consummation by such Shareholder of the transactions contemplated hereby will: (a) conflict with, violate or result in any breach of the Organizational Documents, if any, of such Shareholder, each as amended to date, as the case may be; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity; (c) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Encumbrance on any Stock pursuant to any Contract to which such Shareholder is a party, or any of their his, her or its assets and properties; or (d) violate any Contract, Legal Requirement or Order applicable to such Shareholder or any of his, her or its assets and properties.

4.5 Capitalization. Annex I sets forth, opposite such Shareholder’s name, the number of shares of Stock held of record by such Shareholder as of the date of this Agreement, free and clear of all Encumbrances or other restriction on transfer and such Shareholder has paid the agreed-upon consideration for each such share of Stock. Except as set forth in Annex I opposite such Shareholder’s name, such Shareholder does not hold of record any shares of capital stock or other securities of the Company. Such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Shareholder to sell, transfer, or otherwise dispose of any Stock. Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Stock.

4.6 Broker’s Fees. Such Shareholder has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.7 Disclosure. To the Shareholders’ Knowledge, the representations and warranties contained in this Article IV and in Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV or in Article III not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Shareholders that the statements contained in this Article V are correct and complete as of the Closing Date.

5.1 Organization and Qualification. Purchaser: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on Purchaser.

5.2 Authorization and Validity of Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The board of directors of Purchaser has duly authorized the execution, delivery and performance of this Agreement by Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company and the Shareholders, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by the Enforceability Limitations.

5.3 Consents and Approvals. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will require on the part of Purchaser any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as set forth in Schedule 5.3 of Purchaser’s disclosure schedules delivered to the Company in connection with this Agreement (the “Purchaser Disclosure Schedules”).

5.4 No Violation. Except as set forth in Schedule 5.4 of the Purchaser Disclosure Schedules, neither the execution and delivery of this Agreement, the Escrow Agreement or any other agreement contemplate by this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement, the Escrow Agreement or any other agreement contemplate by this Agreement will: (a) conflict with or violate the Organizational Documents of Purchaser; (b) result in a violation or breach of, constitute a default

(with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Encumbrance (other than Permitted Encumbrances) on any assets or property of Purchaser pursuant to, any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or Encumbrance (other than Permitted Encumbrances)) as to which consents have been obtained or which would not have a Material Adverse Effect on Purchaser or prevent the consummation of the transactions contemplated hereby; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.3 and this Section 5.4 are duly and timely obtained or made, violate any Contract, Legal Requirement or Order applicable to Purchaser or any of its assets or properties.

5.5 Due Diligence. Purchaser acknowledges that: (a) it has had access to the properties and operations of the Company and has had the opportunity to meet with and ask questions of the Company’s management to discuss the business, assets, liabilities, financial condition, cash flow and operations of the Company; and (b) all materials and information requested by Purchaser have been provided to it to its reasonable satisfaction. Purchaser acknowledges that it has made its own independent examination, investigation, analysis and evaluation of the Company, including Purchaser’s own estimate of the value of the business of the Company. Purchaser acknowledges that it has undertaken such due diligence (including, without limitation, a review of the assets, liabilities, Books and Records and Contracts of the Company) as it deems adequate, including that described above. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations, warranties or statements of the Company or the Shareholders, whether written or oral, or their respective representatives, except the representations and warranties of the Company specifically set forth in Article III of this Agreement. The foregoing shall not prevent any claim for indemnification by Purchaser pursuant to Article IX. As of the date of this Agreement, Purchaser has no Knowledge of a claim and has no present intent to make any claim for indemnification under Article IX.

5.6 Financing. Purchaser has as of the date hereof and will have available to it, at the Closing, immediately available funds necessary to consummate the transactions contemplated by this Agreement.

5.7 Brokers and Finders. No broker, finder or investment bank has acted directly or indirectly for Purchaser, nor has Purchaser incurred any obligation to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.8 Disclaimer. Except for the express representations and warranties made by the Company in Article III and the Shareholders in Article IV, neither the Shareholders nor the Company makes any representation or warranty with respect to:

(a) any projections, estimates or budgets heretofore delivered to or made available to Purchaser of future revenues, expenses or expenditures or future results of operations;

(b) any information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants, advisers or representatives other than information or documents specifically referenced in Article III or Article IV hereof; or

(c) the merchantability, marketability, profitability or fitness for a particular purpose of the business of the Company generally.

5.9 Disclosure. To Purchaser’s Knowledge, the representations and warranties contained in this Article V do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI

COVENANTS

6.1 Reasonable Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement and applicable Legal Requirements, all of the parties hereto shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as: (a) may be reasonably required to cause any of the conditions to such party’s obligations to consummate the transactions contemplated by this Agreement to be fully satisfied; (b) any other party may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate the transactions contemplated by this Agreement to be fully satisfied; or (c) may be reasonably required to cause any personal guarantee or other obligation of either of the Founding Shareholders for the benefit of the Company or any of its Subsidiaries to be released or otherwise extinguished following the consummation of the transactions contemplated by this Agreement. The parties shall and shall use commercially reasonable efforts to cause their respective Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to, consult and fully cooperate with and provide assistance to each other in (x) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to any Governmental Entity or other person or entity as soon as reasonably practicable after filing and (y) in general, consummating and making effective the transactions contemplated hereby. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

6.2 Public Announcements. The Company, Purchaser and the Shareholders will consult with one another prior to issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable Legal Requirements.

6.3 D&O Insurance. (a) For a period of five (5) years following the Closing, Purchaser shall maintain, or shall cause the Company to maintain, at no expense to the beneficiaries,

directors’ and officers’ liability insurance (“D&O Insurance”) for each current officer and director of the Company as of the Closing Date with respect to matters occurring at or prior to the Closing; provided, however, the costs of such D&O Insurance shall be included in the calculation of Working Capital. In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, neither the Company nor Purchaser shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

6.4 Employee Benefits.

(a) Purchaser currently anticipates that Purchaser shall provide, or shall cause the Company to provide the Company Employees with: (i) salary or wage rates and other cash compensation (including bonus opportunities); and (ii) employee benefit plans and programs, that, in the aggregate, are substantially similar to those provided to employees of Purchaser of comparable status and seniority. With respect to such benefits, past service, compensation and expense credits of such Company Employees shall be recognized for all purposes under such plans (including, but not limited to, participation, eligibility, vesting and calculation of benefits), and each employee or fringe benefit plan or program available to Company Employees as contemplated hereby shall be applied to such Company Employee.

(b) Nothing expressed or implied in this Agreement shall obligate Purchaser to: (i) continue to employ any of the Company Employees following the Closing Date or interfere with the right of Purchaser to modify the position or terms of any Company Employee’s employment following the Closing Date; (ii) provide to the Company Employees employee benefits on terms and conditions that are substantially similar to the terms and conditions of the Seller’s employee benefit plans; or (iii) continue to provide any Company Benefit Plan or any other plan, program, arrangement or agreement or portion thereof for the Company Employees following the Closing Date or interfere with the right of Purchaser to amend or terminate any Company Benefit Plan or any other plan, program, arrangement or agreement or portion thereof in whole or in part following the Closing Date.

(c) Purchaser and the Company shall take any and all actions necessary or appropriate in order to assist Purchaser and its Affiliates and the Company Employees in implementing and completing any transfer of Company Benefit Plans’ assets to a plan of Purchaser or one of its Affiliates which may occur after the Closing Date and at Purchaser’s discretion, including but not limited to rollovers, including loan rollovers, made by electing employees from the Company’s 401(k) plan to Purchaser’s or one of its Affiliates 401(k) plan.

(d) Nothing in this Section 6.4, express or implied, is intended to confer upon any Person (including, for the avoidance of doubt, any Company Employee) any right as a third-party beneficiary of this Agreement.

6.5 Non-Compete Agreements for Shareholders. Purchaser and the Shareholders agree that the Purchase Price was determined on the basis that the transfer of the Stock to Purchaser would provide Purchaser with the full benefit and goodwill of the Company as it exists on the Closing Date. The Shareholders acknowledge that it is proper for Purchaser to have assurance that the value of the Company and its business will not be diminished by acts of the Company and the Shareholders and their respective Affiliates after the Closing Date. Accordingly, the Shareholders covenant and agree that the Shareholders shall not:

(a) directly or indirectly, whether as an employee, officer, trustee, consultant, owner, partner, agent, advisor or otherwise, render services within the United States for any “competing organization” that does or seeks business (whether by soliciting customers of the Company, or otherwise) in any of the businesses engaged in by the Company or in which he or she worked or was involved at the Company;

(b) directly or indirectly, on his or her own behalf or on behalf of any other Person, solicit to employ, or employ, any Company employee, Company officer, Company director or contractor for services of the Company (collectively, the “Restricted Persons”), unless such Restricted Person shall have ceased to be employed by or otherwise associated with the Company and such cessation of employment or association shall have occurred at least twelve (12) months prior thereto; provided, however, that this Section 6.5(b) shall not prohibit any of the Shareholders from making any general solicitation for employees (including through the use of employment agencies) not specifically directed at any of the Restricted Persons, provided that such Shareholder shall not hire any of such Restricted Persons who respond to any such general solicitation without the prior written consent of Purchaser; or

(c) directly or indirectly, contact, solicit or disrupt the contractual relationship with the Company of any Person who is a current or former customer, client or supplier of products or services of the Company, without obtaining the prior written consent of the Company.

The obligations set forth above in this Section 6.5 shall commence on the Closing Date and end on the five (5) year anniversary of the Closing Date with respect to the Founding Shareholders, and end on the later of (x) the first (1) year anniversary of the Closing Date and (y) one (1) year following the termination of employment with the Company, with respect to Gena R. Marshall. With respect to Glen D. Schaffer: (i) the obligations set forth in Section 6.5 shall commence on the Closing Date and end on the later of (x) the three (3) year anniversary of the Closing Date and (y) one (1) year following the termination of employment with the Company, and (ii) the obligations set forth in Sections 6.5(b) and 6.5(c) shall commence on the Closing Date and end on the later of (x) the five (5) year anniversary of the Closing Date and (y) one (1) year following the termination of employment with the Company. For purposes of this Section 6.5, a “competing organization” shall be any business involved in the same or substantially similar business as the Company or which competes in any way with the business of the Company, either directly or indirectly as a contractor or subcontractor. The foregoing provisions shall not apply to investments in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which shall constitute less than one percent (1%) of the outstanding shares of such stock of such corporation. Nothing in this Agreement shall be construed to limit the effectiveness of any employment agreement entered into between the Company and/or Purchaser and any of the Persons set forth above and the restrictive covenants set forth above are in addition to and not in derogation of any restrictive covenant contained in any such employment agreement, whether entered into prior to or following the Closing.

6.6 Waiver, Release and Discharge. In consideration for the portion of the Purchase Price to be received by each Shareholder, and any other consideration to be received by such Shareholder in connection with this Agreement and the transactions contemplated hereby, effective from and after the Closing Date, each Shareholder hereby irrevocably waives, releases and discharges the Company and its directors, officers, employees, agents and Affiliates (as of before the Closing), and the respective heirs, successors and assigns of the foregoing Persons from any and all Liabilities to such Shareholder of any kind or nature whatsoever, as a shareholder of the Company, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or equity, and no Shareholder shall seek to recover any amounts in connection therewith or thereunder from the Company or Purchaser; provided, however, that the foregoing waiver, release and discharge shall not apply to: (i) Liabilities to such Shareholder arising pursuant to the terms of this Agreement or the Escrow Agreement; (ii) any accrued but unpaid compensation and benefits arising from such Shareholder’s capacity as an employee of the Company on or prior to the Closing Date provided that such accrued but unpaid compensation and benefits are included in the calculation of Working Capital; and (iii) Liabilities to such Shareholder for reimbursement in accordance with the Company’s policies of reasonable business expenses incurred prior to the Closing provided that such Liabilities are included in the calculation of Working Capital. Effective from and after the Closing Date, each Shareholder hereby agrees that in no event shall the Company or Purchaser or any of their respective directors, officers, employees, agents and Affiliates, and the respective heirs, successors and assigns of the foregoing Persons, have any Liability to any of the Shareholders whatsoever for any Breaches of the representations, warranties, agreements or covenants of the Company hereunder, and none of the Shareholders shall in any event seek contribution from the Company for any Breaches of the representations, warranties, agreements or covenants of the Company. Without limiting the foregoing, effective upon delivery by Purchaser of the Purchase Price, each Shareholder hereby irrevocably waives, releases and discharges the Company and Purchaser (x) from all right or title to, or interest in, any Stock or other capital stock or equity securities of the Company or options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other Contracts providing for the issuance, disposition or acquisition of any of the capital stock or other equity securities of the Company which such Shareholder may have as of the Closing Date (after consummation of the transactions contemplated hereby), and such Shareholder explicitly agrees to the immediate termination and forfeiture, as of the Closing Date (after consummation of the transactions contemplated hereby), to any such options, warrants or other rights to acquire any Stock (whether or not earned or exercisable) and (y) from any and all Liabilities to such Shareholder as the result of, in connection with, relating to or incidental to or by virtue of any claim by such Shareholder that such Shareholder, as of the Closing Date (after consummation of the transactions contemplated hereby), owns or has any right or title to, or interest in, any Stock or other capital stock or equity securities of the Company or options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other Contracts providing for the issuance, disposition or acquisition of any of the capital stock or other equity securities of the Company.

6.7 Confidentiality. Each Shareholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession; provided, however, that each Shareholder’s legal counsel shall be permitted to retain one copy of all Confidential Information so requested to be returned or destroyed for so long as such Shareholder causes its legal counsel to provide to Purchaser upon request from time to time a complete and accurate list of such Confidential Information being retained. In the event that any Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Shareholder will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.7. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use his, her, or its commercially reasonable efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Shareholder.

6.8 Cooperation by Founding Shareholders. Following the Closing, each of the Founding Shareholders, at the reasonable request of Purchaser, shall be available to Purchaser to respond to questions concerning the Company and its Subsidiaries.

ARTICLE VII

CLOSING DELIVERIES

7.1 Deliveries of Purchaser at Closing. Concurrently with the execution of this Agreement, Purchaser has delivered to the Shareholders:

(a) Escrow Agreement. The Escrow Agreement, executed by Purchaser and the Escrow Agent, and the same shall be in full force and effect.

(b) Employment Agreement; Restrictive Covenants. Employment Agreement and Restrictive Covenants with Glen D. Shaffer in substantially the form of Exhibit D attached hereto, executed on behalf of the Company.

(c) Purchase Price. The Estimated Purchase Price, less the Escrow Amount, to the Shareholders as provided in Section 2.2.

7.2 Deliveries of the Shareholders and the Company at Closing. Concurrently with the execution of this Agreement, the Company and the Shareholders have delivered to Purchaser:

(a) Escrow Agreement. The Escrow Agreement, executed by the Company Shareholder Representative and Escrow Agent and the same shall be in full force and effect.

(b) Third Party Consents. All third-party consents from any Person or Governmental Entity referred to in this Agreement or in the Company Disclosure Schedules necessary to consummate the transactions contemplated by this Agreement.

(c) Opinion of Counsel. An opinion of counsel of the Company and the Shareholders in form and substance as set forth in Exhibit E attached hereto, addressed to Purchaser and on which Purchaser’s lenders shall be entitled to rely, and dated as of the Closing Date.

(d) Payoff of Indebtedness. (i) payoff letters (the “Payoff Letters”) from each holder of any Indebtedness setting forth the amount of such Indebtedness; and (ii) UCC-3 termination statements in proper form for filing in the Office of Secretary of State of the State of Texas sufficient to release any and all Encumbrances held by third parties in connection with such Indebtedness; or, to the extent applicable, (iii) evidence reasonably satisfactory to Purchaser demonstrating that such Indebtedness has been so extinguished.

(e) Resignations. Resignations, effective as of the Closing, of each director and officer of the Company other than those whom Purchaser shall have specified in writing prior to the Closing.

(f) Employment Agreement; Restrictive Covenants. Employment Agreement and Restrictive Covenants in substantially the form of Exhibit D attached hereto executed by Glen D. Shaffer.

(g) Core6 Solutions Redemption. Evidence of the redemption by Core6 of a two percent (2%) interest in Core6 from the Company, dated effective at or prior to the Closing, including: (i) an executed redemption and assignment agreement; and (ii) an executed amendment to the regulations of Core6 reflecting such redemption and resulting change in ownership of Core6.

(h) Change in Plan Trustees. Documentation evidencing that Elaine Mendoza has replaced the Founding Shareholders as the trustee of Core6’s 401(k) Plan.

(i) Certified Articles of Incorporation. Copies of the articles of incorporation of the Company certified on or soon before the Closing Date by the Secretary of State of Texas.

(j) Certificates of Good Standing. Copies of the certificate of good standing of the Company issued on or soon before the Closing Date by the Secretary of State of Texas and the Secretaries of State (or comparable officers) of the jurisdictions where the Company is qualified to do business.

(k) Section 338 Forms. Executed copies of such Section 338 Forms as requested by Purchaser prior to the Closing.

ARTICLE VIII

FEES AND EXPENSES; WAIVER

8.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, however, that all fees and disbursements of counsel, financial advisors and accountants to the Shareholders shall be borne by the Company and set forth in the calculation of Working Capital.

8.2 Waivers. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

ARTICLE IX

INDEMNIFICATION AND SURVIVAL

9.1 Survival Period. The representations and warranties of Purchaser, the Company and the Shareholders contained in this Agreement or in any certificate delivered at the Closing shall survive the Closing Date and continue in effect for a period of twenty four (24) months after the Closing Date; provided, however, that: (a) the Core Representations and any matters in which the Company is liable for actual fraud shall survive indefinitely, without limitation; and (b) the representations and warranties set forth in Section 3.13 (Taxes) shall survive for any applicable statute of limitations, plus ninety days (the foregoing periods being referred to as the “Survival Period”). All covenants and agreements that by their terms are to be performed after the Closing shall expire upon the completion of performance or waiver thereof. Any representation or warranty that would otherwise terminate in accordance with this Section 9.1 will continue to survive if a notice of claim for indemnification shall have been given under this Article IX on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

9.2 Shareholders’ Obligations to Indemnify. Subject to the limitations and procedures contained in this Article IX, following the Closing, the Shareholders shall, subject to Section 9.10, jointly and severally, indemnify, defend and hold harmless Purchaser, the Company and each of their Affiliates, and their respective directors, officers, employees and representatives (each, a “Purchaser Indemnified Party,” provided that such term shall not include any Shareholder regardless of his or her affiliation with the Company), from and against any and all claims, losses, settlements, fines, liabilities, damages, deficiencies, costs or expenses (including interest, penalties, costs of investigation and defense and reasonable attorneys’ fees and disbursements) whether or not involving a third-party claim (collectively, “Damages”), suffered, sustained, incurred or required to be paid by any such Purchaser Indemnified Party due to, based upon, arising out of or otherwise in respect of any Breach of any representation, warranty, covenant and/or agreement of the Company or Shareholders contained in this Agreement (or any schedule hereto or any certificate delivered to Purchaser on behalf of the Shareholders pursuant hereto).

9.3 Purchaser’s Obligations to Indemnify. Subject to the limitations and procedures contained in this Article IX, following the Closing, Purchaser shall indemnify, defend and hold harmless each Shareholder and its Affiliates, and their respective directors, officers, employees, trustees and representatives (each, a “Shareholder Indemnified Party” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”), from and against any and all Damages suffered, sustained, incurred or required to be paid by any such Shareholder Indemnified Party due to, based upon, arising out of or otherwise in respect of any Breach of any representation, warranty, covenant and/or agreement of Purchaser contained in this Agreement (or any schedule hereto or any certificate delivered to the Company or the Shareholders on behalf of Purchaser pursuant hereto).

9.4 Procedure for Indemnification — Third Party Claims. The obligations and Liabilities of any party against which indemnification is sought hereunder with respect to claims resulting from the assertion of Liability by third parties shall be subject to this Section 9.4.

(a) If any third party notifies any Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. To the extent the Shareholders are the Indemnifying Party, such notice shall be made to the Company Shareholder Representative.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages (subject to the limitations set forth in this Article IX) that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently within their reasonable discretion.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.4(b): (i) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld); and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d) In the event any of the conditions in Section 9.4(b) is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses) within thirty (30) days of the request for such reimbursement; and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article IX.

9.5 Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought prior to the expiration of the applicable Survival Period.

9.6 Limitations on Indemnification. The provisions of this Article IX are subject to the following limitations:

(a) The Shareholders shall not be obligated to pay any indemnification amounts for Damages pursuant to Section 9.2 until the aggregate amount of all Damages pursuant thereto exceeds an amount equal to $200,000, whereupon the Purchaser Indemnified Parties shall be entitled to indemnification under Section 9.2 for all such Damages in excess of such amount, subject to paragraph (b) below.

(b) The maximum amount that all Purchaser Indemnified Parties shall be entitled to recover under Section 9.2 shall in the aggregate not exceed an amount equal to Seven Million Dollars ($7,000,000).

(c) No party shall be liable under this Article IX for any Damages resulting from or relating to any misrepresentation, inaccuracy in or Breach of any representation or warranty in this Agreement, any certificate delivered pursuant to this Agreement or any Breach of any covenant or agreement in this Agreement if the party seeking indemnification for such Damages had Knowledge of such Breach prior to the Closing.

(d) As recourse for any claim by a Purchaser Indemnified Party pursuant to this Article IX, such Purchaser Indemnified Party shall first seek payment out of the Escrow

Amount pursuant to and in the manner set forth in the Escrow Agreement prior to exercising its rights under this Agreement including, without limitation, its rights of offset as set forth in Section 9.8.

(e) Any amounts recoverable by any Indemnified Party pursuant to this Article IX with respect to any Damages shall be limited to the actual damages or losses suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), and no Indemnified Party shall be entitled to recover from any other party hereto any amount in respect to exemplary, punitive, special, indirect, consequential, remote or speculative damages, including lost profits except: (i) in the case of fraud; or (ii) if the Indemnified Party is liable for such damages as a result of a Third-Party Claim. Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnified Party or its Affiliates shall in any event be liable to any Indemnifying Party or its Affiliates for loss of future revenue or income, cost of capital, or loss of business reputation or opportunity except in the event that the Indemnified Party is liable for such items as a result of a Third-Party Claim. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 9.6. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof. Purchaser shall use commercially reasonable efforts to pursue any available insurance coverage or other rights of indemnity or reimbursement from third parties with respect to any Liability. Each of the parties hereto further agrees that it shall not seek, and shall not be entitled to, punitive damages, except: (i) in the case of fraud; or (ii) in the event that a party is liable for punitive damages as a result of a Third-Party Claim, as to any matter relating to this Agreement or the transactions contemplated hereby.

(f) All references to GAAP contained in this Agreement refer to GAAP as in effect as of the Closing Date and the Shareholders will have no liability (for indemnification or otherwise) for any Damages arising out of any changes in GAAP to the extent that such changes occur after the Closing Date. All references to Legal Requirements contained in this Agreement refer to the applicable Legal Requirements, and the interpretations thereof as in effect as of the Closing Date, and Shareholders will have no liability (for indemnification or otherwise) for any Damages arising out of any changes in Legal Requirements, or the interpretations thereof, to the extent that such changes occur after such date.

(g) Each of the Shareholders and Purchaser will, and will cause each of the Shareholder Indemnified Parties (to the extent controlled by such Shareholder) or Purchaser Indemnified Parties, as applicable, to, use its commercially reasonable best efforts to mitigate any Damages with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(h) Notwithstanding the foregoing, the limitations in Sections 9.6(a) and 9.6(b) will not apply to: (w) the failure or refusal of the Shareholders to deliver good title to the

Stock; (x) claims or losses arising from actual fraud committed by the Shareholders or the Company upon Purchaser; (y) any Breach of the Core Representations or any Breach of the representations set forth in Sections 3.4 (Consents and Approvals), 3.5 (No Violation), 3.13 (Taxes), 3.28 (Title to Assets), and 4.4 (Consents and Approvals; No Violations); and (z) any Indebtedness of the Company which is not included in the calculation of Working Capital or otherwise paid at or prior to the Closing. Notwithstanding the foregoing, the limitations in Section 9.6(a) will not apply to any Breach of the representations set forth in Section 3.26 (Accounts Receivable).

(i) Notwithstanding anything to the contrary set forth in Article IX, the maximum amount that all Purchaser Indemnified Parties shall be entitled to recover in connection with a Breach by the Company of any of its representations or warranties in this Agreement related to the Subsidiaries shall be only the Damages related to such Breach which is attributable to the Company resulting from its percentage ownership of such Subsidiary.

(j) This Section 9.6 is in no way intended to affect the obligation of Purchaser to deliver the Purchase Price in accordance with the terms of this Agreement.

9.7 Indemnification Exclusive Remedy. The indemnification provided for in this Article IX shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party to this Agreement with respect to any provision of this Agreement, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement. Purchaser hereby releases, waives, and discharges to the fullest extent permitted under applicable Legal Requirements, and covenants not to sue or assert any other claims, causes of action, and any and all other rights, known or unknown, it or any indemnified person may have against the Company or the Shareholders relating to this Agreement or the transactions contemplated hereby arising under or based upon any Legal Requirement. Any indemnity payment under this Article IX shall be treated as an adjustment to the Purchase Price for tax purposes unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price consideration for U.S. Federal income tax purposes.

9.8 Right of Setoff Against Working Capital. Any indemnification to which a Purchaser is entitled under this Agreement as a result of any Damages it may suffer shall first be made as a payment to Purchaser from the Escrow Amount in accordance with the terms of the Escrow Agreement and, to the extent that the aggregate amount of such indemnification exceeds the Escrow Amount plus any interest accrued thereon, Purchaser shall have the option of setting off all or any part of any remaining or additional Damages it may suffer (in lieu of seeking any indemnification to which it is entitled under this Article IX) against any payment to be made by Purchaser to the Shareholders, if any, under Section 2.3 by notifying the Company Shareholder Representative of the same. Neither the exercise nor the failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies available to it nor will the exercise of such right preclude the Company Shareholder Representative from disputing the validity of same.

9.9 Time Limitations. If the Closing occurs, no party shall have any liability with respect to any Damages, unless on or before the Survival Period, the other party is notified of a claim, specifying the factual basis of that claim in reasonable detail to the extent then known. The parties hereto intend to shorten the statute of limitations and agree that no claims or causes of action based upon, directly or indirectly, any of the representations, warranties, covenants or agreements terminated as provided in this Section 9.9 may be brought after the expiration of the Survival Period.

9.10 Nature of Shareholders’ Obligations. Notwithstanding anything herein to the contrary, except for actual fraud: (i) each Shareholder’s aggregate liability under this Agreement shall in no event exceed the portion of the Purchase Price paid or payable to such Shareholder pursuant to Section 2.2; (ii) no Shareholder shall have any liability in excess of his or her pro rata share (based upon proceeds received pursuant to this Agreement) of any Damages (except with respect to any Breach of any representation or warranty made by such Shareholder set forth in Article IV), and no Shareholder shall have any liability with respect to any representation or warranty of any other Shareholder set forth in Article IV; (iii) the Shareholders shall have no liability to indemnify the Purchaser for any Damages to the extent reflected or reserved for in the calculation of Working Capital; and (iv) the Shareholders shall have no liability under this Article IX to the extent arising from actions taken or not taken by the Purchaser or the Company, or any event or occurrence occurring, after the Closing other than as a result of a Breach of representations, warranties or covenants of the Company or any of the Shareholders.

ARTICLE X

TAX MATTERS

10.1 Section 338(h)(10) Election. Unless otherwise mutually agreed by the Shareholders and Purchaser, the Company, the Shareholders and Purchaser shall make a Code Section 338(h)(10) Election (and any corresponding elections under state or local tax law) (collectively, the “Section 338(h)(10) Election” with regard to Purchaser’s purchase of the Stock. The Shareholders shall cooperate with Purchaser in making such elections, including executing all necessary IRS Forms 8023 (and any applicable state or local forms) and otherwise taking such other actions that are required under the Code or the Treasury Regulations to make the Section 338(h)(10) Election (the “Section 338 Forms”). The Purchaser and the Shareholders agree that the ADSP will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on Exhibit F attached to this Agreement (the “Allocation”). The Allocation shall be the allocation used by the Company, the Shareholders, and Purchaser in any and all Tax Returns and shall be the allocation used in each IRS Form 8883 and any supplements thereto for each of the “old target” and the “new target” as such terms are used in Code Section 338(h)(10) and the applicable Treasury Regulations. The Company, the Shareholders and Purchaser shall make all Tax reports, Tax Returns and Tax refund claims and other statements, including IRS Form 8883 or any equivalent statements, in a manner consistent with such Allocation and shall not make inconsistent written statements on any Tax Returns or during the course of any IRS or other Tax audit, except to the extent required by applicable Legal Requirements. Each party agrees to notify the other if the IRS or any other Tax authority proposes a reallocation of such amounts. Each Shareholder will report any income resulting from the Section 338(h)(10) Election, or cash to accrual change in accounting method, as the case may be.

10.2 Preparation and Filing of Tax Returns; Straddle Periods and Pre-Closing Date Tax Returns.

(a) The Company Shareholder Representative shall prepare or cause to be prepared and file or cause to be filed, within the time (taking into account any extensions) and manner provided by any Legal Requirements, all S Corporation Tax Returns of the Company. The Shareholders shall include on their Tax Returns any income, gain, loss, deduction or other Tax item provided for in the S Corporation Tax Returns of the Company (including Tax items attributable to the Section 338 (h)(10) Election) as required by any Legal Requirements and the Shareholders shall pay all Taxes of the Company arising from the Section 338(h)(10) Election (except with respect to Taxes that are the liability of Purchaser pursuant to Section 10.2(b)). The Company Shareholder Representative shall provide Purchaser with drafts of all S Corporation Tax Returns prepared by the Company Shareholder Representative no later than thirty (30) days prior to the earlier of the due date or filing date thereof. Purchaser shall have the right to review and provide comments on any such S Corporation Tax Returns during the fifteen (15) Business Day period following the receipt of such S Corporation Tax Returns.

(b) Purchaser and the Company shall prepare or cause to be prepared and file or cause to be filed, within the time (taking into account any extensions) and manner provided by any Legal Requirements, all Tax Returns of the Company for periods beginning prior to the Closing Date (other than Tax Returns referred to in Section 10.2(a)) that are required to be filed after the Closing Date, including those taxable periods beginning before and ending after the Closing Date (a “Straddle Period”). Purchaser and the Company shall provide the Shareholders with drafts of all such Tax Returns prepared by Purchaser or the Company no later than thirty (30) days prior to the earlier of the due date or filing date thereof. The Shareholders shall have the right to review and provide comments on such Tax Returns during the fifteen (15) Business Day period following the receipt of such Tax Returns. No later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to any such Tax Return, the Shareholders shall pay the Company an amount equal to the portion of the Taxes attributable to the taxable period or portion thereof ending on or before the Closing Date (“Pre-Closing Date Tax Period”), determined in the case of any Straddle Period under Section 10.2(d), other than Taxes included in calculating Working Capital and any estimates thereof.

(c) The Shareholders and Purchaser shall consult with each other and attempt in good faith to resolve any issues arising with respect to the Tax Returns referred to in Sections 10.2(a) and 10.2(b) above and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Returns) by the Independent Accounting Firm or, if unable to serve, by an independent nationally recognized accounting firm acceptable to Purchaser and the Company Shareholder Representative. Upon resolution of all such items, the relevant Tax Returns shall be timely filed on that basis, provided, however, that if after using reasonable best efforts, the parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared by Purchaser or the Company Shareholder Representative, as the case may be, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution. The fees and expenses of the Independent Accounting Firm shall be paid by the party (i.e., Purchaser, on the one hand, or the Company Shareholder Representative, on the other hand) whose last proposed written offer for the settlement of the terms in dispute prior to the commencement of such dispute resolution, taken as a whole, has a greater mathematical difference from the final determination of the Independent Accounting Firm. If the final determination of the Independent Accounting Firm is equal to the mathematical difference between the last proposed written offers of Purchaser and the Company Shareholder Representative, then Purchaser, on the one hand, and the Company Shareholder Representative, on the other hand, shall each pay one-half of the fees and expenses of the Independent Accounting Firm.

(d) For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes that relate to the Pre-Closing Date Tax Period (i) in the case of any property or ad valorem Taxes, shall be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction, the numerator of which is the number of days in the Tax Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Tax Period and (ii) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Tax Period ended at the close of business on the Closing Date.

(e) All Tax Returns prepared and filed pursuant to Sections 10.2(a) and 10.2(b) shall be prepared and filed in accordance with applicable Legal Requirements and in a manner consistent with past practices of the Company (to the extent consistent with applicable Legal Requirements).

(f) Any Tax refund received by Purchaser or the Company (or any Affiliate of Purchaser or the Company), and any amount of Tax credit to which Purchaser or the Company (or any Affiliate of Purchaser or Company) becomes entitled, which relates to a Pre-Closing Date Tax Period shall be for the account of the Shareholders to the extent such refund or credit was not reflected in the calculation of the Working Capital and any estimates thereof, and the associated Tax was not borne directly or indirectly by Purchaser. Purchaser or the Company (or any Affiliate of Purchaser or the Company) shall pay to the Shareholders any refund or amount of credit within ten (10) days after receipt in the case of a refund or use in the case of a credit. In the case of a refund or credit applicable to a Straddle Period, the allocation of such refund or credit shall be consistent with the principles of allocation set forth in Section 10.2(d). Purchaser or the Company (or any Affiliate of Purchaser or the Company) shall be entitled to retain from any payment required under this Section 10.2(f) any reasonable costs (including the amount of any Tax liability incurred by the Company as a result of receiving a refund or credit to which the Company is entitled under this Section 10.2(f)) incurred by such party in obtaining the refund or credit to which the Shareholders are entitled. Purchaser shall, at the request and expense of the Shareholders, cause the Company to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund or credit to which the Shareholders are entitled under this Section 10.2(f). Purchaser and the Company shall permit the Shareholders to participate in (at the Shareholders’ expense) the prosecution of any such refund or credit claim.

10.3 Amended Tax Returns. Neither Purchaser nor any of its Affiliates shall amend, refile or otherwise modify, require the Shareholders to amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Date Tax Period without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 10.3 shall require the Shareholders to consent to any action that would result in adverse consequences to the Shareholders unless such action is required to correct a Tax position taken on any Tax Return that was, when taken, against applicable Tax law, or otherwise comply with applicable Tax law.

10.4 Transfer Taxes. As between Purchaser and the Shareholders, the Shareholders shall, on a pro rata basis, bear responsibility for paying all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by this Agreement.

10.5 Cooperation. Purchaser and the Shareholders shall: (a) cooperate, as reasonably requested, in connection with the preparation and filing of all Tax Returns prepared and filed pursuant to this Article X and the making of Code Section 754 elections with respect to the Subsidiaries; (b) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all taxable periods ending on or before the Closing Date and for Straddle Periods; and (c) preserve information, records or documents relating to Tax matters pertinent to the Company that is in their possession or under their control until the expiration of all limitations periods under applicable Legal Requirements.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed duly given or made: (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by nationally recognized overnight courier service (charges prepaid); and (c) one (1) Business Day after being sent to the recipient by confirmed facsimile transmission, and addressed to the intended recipient as set forth below:

(a) if to Purchaser, the Guarantor and/or the Company (following the Closing) to:

Kforce Inc.

1001 East Palm Avenue

Tampa, Florida 33605

Facsimile: (813) 552-2970

Attention: Mr. Joseph J. Liberatore

with a copy to:

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

Facsimile: (813) 229-0134

Attention: Robert J. Grammig, Esq.

(b) if to the Shareholders and/or the Company Shareholder Representative to:

the addresses set forth below their respective

names on the signature pages hereto

with a copy to:

Cox Smith Matthews Incorporated

112 E. Pecan, Suite 1800

San Antonio, Texas 78205

Attn: Scott B. Bankler

Fax: (210) 226-8395

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

11.2 Entire Agreement; Amendment. This Agreement (including the schedules, exhibits and other documents referred to herein) constitutes the entire agreement between and among the parties hereto and supersedes all prior agreements and understandings, oral and written, between or among any of the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the Company, Purchaser and the each of the Shareholders.

11.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

11.4 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any applicable principles of conflicts of law.

11.7 Enforcement; Venue; Service of Process. In the event any party hereto shall seek enforcement of any covenant, warranty or other term or provision of this Agreement, the party which prevails in such enforcement proceedings shall be entitled to recover reasonable attorneys’ fees actually incurred by it in connection therewith. The parties hereto agree that this Agreement is performable in New Castle County, Delaware and that the sole and exclusive venue for any arbitration proceedings and enforcement of this Agreement shall be in New Castle County, Delaware. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware for any such enforcement proceeding. However, if a Delaware court rejects jurisdiction in any final adjudication, each party irrevocably submits to the jurisdiction of the courts of the States of Florida and Texas for any such enforcement proceeding. The parties hereto agree that the service of process or any other papers upon them or any of them by registered mail at their respective addresses where notices are to be sent pursuant to Section 11.1 shall be deemed good, proper, and effective service upon them.

11.8 Arbitration. Any dispute arising out of or relating to this Agreement, any schedule, certificate or other document delivered by any party in connection with this Agreement or incident to the transactions contemplated hereby or thereby or the breach, termination or validity hereof or thereof or otherwise arising out of or relating to the transactions contemplated hereby and thereby, or any other agreement among them or between any of them, whether entered into prior to, on or subsequent to the date of this Agreement or those arising under any Legal Requirement, shall be determined by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys’ fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party or the parties jointly shall request the American Arbitration Association to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the names of three (3) persons remain, or one person if the case is to be heard by a single arbitrator. The parties may, however, by mutual agreement request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be the arbitrator(s) for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. If a dispute is to be resolved by a sole arbitrator in accordance with the terms hereof, or if the dispute is to be resolved by a panel of three (3) arbitrators as provided hereinabove, then such sole arbitrator or the chairperson of such panel, as the case may be, shall be a member of a state bar engaged in the practice of law in the United States or a retired member of a state or the federal judiciary in the United States. The award of the arbitrator(s) shall require a majority of the arbitrators in the case of a panel of arbitrators, shall be in writing and reasoned, shall be based on the evidence admitted and the substantive law of the State of Delaware and shall contain an award for each issue and counterclaim. The award shall be made within thirty (30) days following the close of the final hearing and the filing of any post hearing briefs authorized by the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the parties hereto and the subject matter. The award shall be made within thirty (30) days following the closing of the final hearing and the filing of any post hearing briefs authorized by the attorneys. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be in the State of Delaware. Each party shall be entitled to inspect and obtain a copy of relevant documents in the possession or control of the other party and to take depositions of the other parties’ employees, agents, representatives and witnesses (including expert witnesses). All such discovery shall be in accordance with procedures approved by the arbitrator(s). Unless otherwise provided in the award, each party shall bear its own costs of discovery. No party shall be entitled to submit interrogatories to the other parties. All discovery shall be expedited, consistent with the nature and complexity of the claim or dispute and consistent with fairness and justice. The arbitrator(s) shall have the power to compel any party to comply with discovery requests of the other parties and to issue binding orders relating to any discovery dispute which shall be enforceable in the same manner as awards. The arbitrator(s) also shall have the power to impose sanctions for abuse or frustration of the arbitration process, including without limitation, the refusal to comply with orders of the arbitrator(s) relating to discovery and compliance with subpoenas. The arbitrator(s) are not empowered to award damages (including, without limitation, punitive damages or multiple damages) in excess of compensatory damages and in no event shall consequential, special or exemplary damages be awarded, and each of the parties to this Agreement hereby irrevocably waives any right to recover damages in excess of those damages authorized by this Section 11.8. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware for entry of any arbitration decision or to obtain any preliminary relief which may be necessary and hereby consents to the enforcement by such courts of any award rendered in such arbitration.

11.9 Interpretation and Construction. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All Exhibits and Schedules referred to herein and attached hereto are incorporated herein by reference. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. References to a “Section” or “Subsection” when used without further attribution shall refer to the particular sections or subsections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

11.10 Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (i.e., e-mail), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine other electronic transmission (i.e., e-mail) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine other electronic transmission (i.e., e-mail) as a defense to the formation of a Contract and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

11.11 Joint Preparation. This Agreement has been prepared by the joint efforts of the respective attorneys to each of the parties hereto. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12 Guaranty by the Guarantor. The Guarantor hereby guarantees the performance (and not merely the collection) of Purchaser under the terms of this Agreement, including, without limitation, all obligations to make payments to the Shareholders under this Agreement, and waives notice of presentment, demand, notice of nonpayment, protest, notice of protest, any other demands and notices required by law (but not any notices required under this Agreement) and any requirement that suit first be brought against Purchaser in order to enforce any of such obligations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Closing Date.

COMPANY:

RDI SYSTEMS, INC.

By:	/s/ Nancy R. Kudla
Nancy R. Kudla, Chief Executive Officer

PURCHASER:

KFORCE GOVERNMENT HOLDINGS INC.

By:	/s/ David M. Kelly
Name:	David M. Kelly
Title:	Vice President

GUARANTOR:

KFORCE INC.

By:	/s/ Judy M. Genshino-Kelly
Name:	Judy M. Genshino-Kelly
Title:	Treasurer

COMPANY SHAREHOLDER REPRESENTATIVE:

/s/ Nancy R. Kudla
Nancy R. Kudla

Address:	46 Champions Run
San Antonio, TX 78258

[SHAREHOLDER SIGNATURE PAGES TO FOLLOW]

STOCK PURCHASE AGREEMENT

Counterpart Signature Pages

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date.

SHAREHOLDER:

/s/ Nancy R. Kudla
Printed Name:	Nancy Rebecca Kudla

Address:	46 Champions Run
San Antonio, Texas 78258

STOCK PURCHASE AGREEMENT

Counterpart Signature Pages

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date.

SHAREHOLDER:

/s/ Frank M. Kudla, Jr.
Printed Name:	Frank M. Kudla, Jr.

Address:	46 Champions Run
San Antonio, Texas 78258

STOCK PURCHASE AGREEMENT

Counterpart Signature Pages

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date.

SHAREHOLDER:

/s/ Glen D. Shaffer
Printed Name:	Glen D. Shaffer

Address:	1032 Guadalupe Bend
Boerne, Texas 78006

STOCK PURCHASE AGREEMENT

Counterpart Signature Pages

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date.

SHAREHOLDER:

/s/ Gena R. Marshall
Printed Name:	Gena R. Marshall

Address:	145 Persimmon Hill
Bulverde, Texas 78163

STOCK PURCHASE AGREEMENT

Counterpart Signature Pages

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date.

SHAREHOLDER:

ADAM STEPHEN KUDLA TRUST

By:	/s/ Frank M. Kudla, Jr.
Frank M. Kudla, Jr., Trustee

Address:	46 Champions Run
San Antonio, Texas 78258

STOCK PURCHASE AGREEMENT

Counterpart Signature Pages

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date.

SHAREHOLDER:

FRANK MICHAEL KUDLA, III TRUST

By:	/s/ Frank M. Kudla, Jr.
Frank M. Kudla, Jr., Trustee

Address:	46 Champions Run
San Antonio, Texas 78258

STOCK PURCHASE AGREEMENT

Counterpart Signature Pages

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date.

SHAREHOLDER:

NATHANIEL PARCON KUDLA TRUST

By:	/s/ Frank M. Kudla, Jr.
Frank M. Kudla, Jr., Trustee

Address:	46 Champions Run
San Antonio, Texas 78258

STOCK PURCHASE AGREEMENT

Counterpart Signature Pages

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Closing Date.

SHAREHOLDER:

TIMOTHY LOUIS KUDLA TRUST

By:	/s/ Frank M. Kudla, Jr.
Frank M. Kudla, Jr., Trustee

Address:	46 Champions Run
San Antonio, Texas 78258

ANNEX I

SHAREHOLDER OWNERSHIP

Shareholder Name	Number of Shares of Common Stock	Percentage Ownership
Nancy R. Kudla	56,354	61.25%
Frank M. Kudla, Jr.	15,366	16.70%
Glen D. Shaffer	10,000	10.87%
Gena R. Marshall	2,000	2.17%
Frank Michael Kudla, III Trust	2,070	2.25%
Nathaniel Parcon Kudla Trust	2,070	2.25%
Adam Stephen Kudla Trust	2,070	2.25%
Timothy Louis Kudla Trust	2,070	2.25%

Total:	92,000	100.00%

EXHIBIT A

DEFINITIONS

“Active Government Contract” shall have the meaning set forth in Section 3.27(a).

“Active Task Order” shall have the meaning set forth in Section 3.27(a).

“Adjustment Amount” shall have the meaning set forth in Section 2.3(b).

“ADSP” shall have the meaning set forth in the Instructions to IRS Form 8883.

“Adjustment Documents” shall have the meaning set forth in Section 2.3(c).

“Affiliate” is used in this Agreement to indicate a relationship with one or more Persons and when used shall mean any corporation or organization of which such Person is an executive officer, director or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such Person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); any director or executive officer of such Person; or any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 10.1.

“Balance Sheet” shall have the meaning set forth in Section 3.6.

“Base Amount” shall have the meaning set forth in Section 2.2(a).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business of the Company and in the possession or control of, or otherwise reasonably obtainable by, the Company, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans, environmental studies and plans, and payroll and benefits information pertaining to employees of the Company.

“Breach” means that a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such falsity, inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) any other day on which the banks located in the States of Florida or Texas are required or authorized to close.

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986 or any successor law.

“Company” shall have the meaning set forth in the preamble.

“Company Benefit Plans” means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan or material fringe benefit plan or program; or (e) any bonus, profit sharing, incentive, severance, or other plan, program or arrangement for the benefit of any of its directors, officers, and employees.

“Company Disclosure Schedules” shall have the meaning set forth in the introduction to Article III.

“Company Employees” shall have the meaning set forth in Section 3.16(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.6.

“Company Permits” shall have the meaning set forth in Section 3.7(b).

“Company Senior Management” means Steve Jones, Steve Hall, Paul Westover, Greg Choban, Tom Bevan and Graham Palmer.

“Company Shareholder Representative” shall have the meaning set forth in the preamble, as may be modified from time to time pursuant to Section 2.7.

“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

“Contract” means any agreement, contract, instrument, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied).

“Core Representations” means those representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization; Ownership of Stock), Section 3.3 (Authorization and Validity of Agreement), Section 4.1 (Organization of Certain Shareholders), Section 4.2 (Authorization), Section 4.3 (Execution and Validity) and Section 4.5 (Capitalization).

“Core6” shall have the meaning set forth in Section 3.6.

“Current Assets” means all current assets of the Company (e.g., cash, cash equivalents, accounts receivable, Tax and other receivables, prepaid expenses, deposits, and inventory) required to be set forth on a balance sheet prepared in accordance with GAAP, consistently applied with past practices of the Company and the Company’s audited financial statements. Notwithstanding the foregoing, “Current Assets” shall not include any deferred Tax asset.

“Current Liabilities” means any current Liabilities and obligations of the Company of the type required to be set forth on a balance sheet prepared in accordance with GAAP, consistently applied with past practices of the Company, and the Company’s audited financial statements. For purposes of determining Working Capital and any estimates thereof, “Current Liabilities” shall include (a) all liabilities and obligations that are contingent upon the consummation of, or arise in connection with, the transactions contemplated hereby, including, without limitation, consulting, legal and accounting expenses, severance and bonus payments and any other fees, pay-off amounts and any other amounts necessary to satisfy any closing obligations of the Company and of the Shareholders that are borne by the Company as contemplated under Section 8.1, (b) any expenses and fees incurred by the Company or Purchaser, as applicable to procure and maintain the D&O Insurance contemplated under Section 6.3, and (c) any other amounts or Liabilities referred to in this Agreement that are to be included in the calculation of Working Capital, including, without limitation, any current Liability or obligation for any Tax. Notwithstanding the foregoing, “Current Liabilities” shall not include the current portion of any long-term debt and/or any deferred Tax Liability.

“Damages” shall have the meaning set forth in Section 9.2.

“D&O Insurance” shall have the meaning set forth in Section 6.3.

“Effective Time” shall have the meaning set forth in the preamble.

“Employee Pension Benefit Plan” has the meaning set forth in Sec. 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Sec. 3(1) of ERISA.

“Encumbrance” means any mortgage, pledge, encumbrance, lien, charge, claim, community property interest, covenant, equitable interest including any equitable servitude, lien, security interest, right of first refusal, or other similar restriction.

“Enforceability Limitations” shall have the meaning set forth in Section 3.3.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens or written notices of violation of or Liability arising under any Environmental Law relating to the Company.

“Environmental Laws” means any applicable Legal Requirement relating to (a) the protection, investigation or restoration of the environment, public health and safety, worker health and safety, pollution, the environment or natural resources or (b) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that act or any successor law.

“ERISA Affiliate” means any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations under the Code or Section 4001 of ERISA.

“Escrow Agent” shall have the meaning set forth in Section 2.2(b)(i).

“Escrow Agreement” shall have the meaning set forth in Section 2.2(b)(i).

“Escrow Amount” shall have the meaning set forth in Section 2.2(b)(i).

“Estimated Adjustment Amount” shall have the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” shall have the meaning set forth in Section 2.2(b)(ii).

“Estimated Working Capital” shall have the meaning set forth in Section 2.3(a).

“Estimated Working Capital Schedule” shall have the meaning set forth in Section 2.3(a).

“FAR” shall have the meaning set forth in Section 3.27(a).

“Fiduciary “ has the meaning set forth in Sec. 3(21) of ERISA.

“Financial Statements” shall have the meaning set forth in Section 3.6.

“Founding Shareholders” means Frank M. Kudla, Jr. and Nancy R. Kudla.

“GAAP” means generally accepted accounting principles.

“Government Contract” means any contract of the Company with a Governmental Entity to provide goods or services, including without limitation any blanket purchasing agreement; the term “Government Contract” also shall include any subcontract (at any tier) of the Company with another entity that holds either a prime contract with a Governmental Entity or a subcontract (at any tier) under such a prime contract. For purposes of this definition, a Task Order under a Government Contract shall not constitute a separate Government Contract, but shall be part of the Government Contract to which it relates.

“Government Contract Bid” means any outstanding bid, offer, proposal or quote for goods or services to be delivered to or in support of a Governmental Entity under a proposed prime contract, proposed subcontract (at any tier) under a proposed prime contract or Task Order.

“Governmental Entity” means any: nation, state, county, city, town, village, district, or other jurisdiction of any nature; federal, state, local, municipal, foreign, or other government; governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or body legally exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Guarantor” shall have the meaning set forth in the preamble.

“Hazardous Materials” means any hazardous substance, the use, transportation or disposition of which is regulated by any Legal Requirement or by any Governmental Entity, including, without limitation, any petroleum product or by-product, material containing asbestos, lead or polychlorinated biphenyls, noise, mixtures, pollutants, pesticides, toxic chemicals, contaminants, radiation, radioactive material or radon.

“Houlihan Lokey” means Houlihan Lokey Howard & Zukin.

“Indebtedness” means (i) any indebtedness for borrowed money or interest-bearing debt, (ii) letters of credit, (iii) any guarantees or other liabilities (contingent or otherwise) with respect to any Indebtedness or obligation of any other Person, (iv) any liabilities or obligations to or with respect to, or Contracts with, any current or former Shareholder(s) of the Company, or (v) any liability or compensation payments owed, accrued or payable in connection with accrued vacation or sick leave to any Shareholder.

“Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Indemnifying Party” shall have the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.3(d).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium), and (j) other intellectual property of any kind or nature now existing or hereafter arising.

“IRS” means the Internal Revenue Service.

“Knowledge” means with respect to the Company, the actual knowledge of the Shareholders and the Company’s directors and officers after reasonable inquiry of the Company Senior Management regarding the subject matter in question, and means with respect to Purchaser, the actual knowledge of the executive officers of Purchaser after reasonable inquiry of persons having supervisory authority over the subject matter in question.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign, international or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means any liability, debt obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Material Adverse Effect” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, taken as a whole, or to the ability of the Shareholders and the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Purchaser has knowledge of such effect or change on the date hereof).

“Material Contracts” shall have the meaning set forth in Section 3.15.

“Multiemployer Plan” has the meaning set forth in Sec. 3(37) of ERISA.

“Objection Notice” shall have the meaning set forth in Section 2.3(c).

“Order” means any decision, judgment, order, writ, injunction, decree, award or determination (whether temporary, preliminary or permanent) of any Governmental Entity.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the articles of organization and regulations of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to any of the foregoing.

“Payoff Letters” shall have the meaning set forth in Section 7.2(d).

“Permitted Encumbrances” means (i) Encumbrances that are set forth on Exhibit G attached hereto, (ii) Encumbrances for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP consistently applied with past practices of the Company, (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect on the Company’s business as currently conducted thereon, and (iv) Encumbrances arising from zoning ordinances which are not material to the Company’s business as currently conducted thereon.

“Person” means any natural person, corporation, limited liability company, partnership, unincorporated organization or other entity.

“Pre-Closing Date Tax Period” shall have the meaning set forth in Section 10.2(b).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal, at law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Prohibited Transaction” has the meaning set forth in Sec. 406 of ERISA and Code Sec. 4975.

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Disclosure Schedules” shall have the meaning set forth in Section 5.3.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.2.

“Regulations” shall have the meaning set forth in Section 3.13(p).

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injection, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Restricted Persons” shall have the meaning set forth in Section 6.5(b).

“S Corporation” means a corporation that has made a valid election to be taxed under Subchapter S of Chapter 1 of the Code.

“S Corporation Tax Return” means any U.S. Form 1120S Tax Return or the state and local equivalent thereof.

“Section 338 Forms” shall have the meaning set forth in Section 10.1.

“Section 338(h)(10) Election” shall have the meaning set forth in Section 10.1.

“Section 409A Plan” shall have the meaning set forth in Section 3.12(k).

“Shareholder Indemnified Party” shall have the meaning set forth in Section 9.3.

“Shareholder(s)” shall have the meaning set forth in the preamble.

“Stock” shall have the meaning set forth in the recitals.

“Straddle Period” shall have the meaning set forth in Section 10.2(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a at least 40% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), at least 40% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated at least 40% of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Subsidiary Financial Statements” shall have the meaning set forth in Section 3.6.

“Subsidiary Interests” shall have the meaning set forth in Section 3.1(b).

“Survival Period” shall have the meaning set forth in Section 9.1.

“Task Order” means any task, purchase, or delivery order under a Government Contract.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxation”) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition of any Tax (domestic or foreign).

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” shall have the meaning set forth in Section 9.4(a).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Working Capital” shall have the meaning set forth in Section 2.3(b).

“Working Capital Schedule” shall have the meaning set forth in Section 2.3(b).